As filed with the Securities and Exchange Commission on January 14, 2013
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

New York Mortgage Trust, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	47-0934168 (I.R.S. employer identification number)
52 Vanderbilt Avenue, Suite 403 New York, New York 10017 (212) 792-0107 (Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Steven R. Mumma
Chief Executive Officer
New York Mortgage Trust, Inc.
52 Vanderbilt Avenue, Suite 403
New York, New York 10017
(212) 792-0107
(732) 559-8250 (Telecopy)
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel M. LeBey, Esq. Christopher C. Green, Esq. Hunton & Williams LLP Riverfront Plaza, East Tower 951 E. Byrd Street Richmond, Virginia 23219-4074 (804) 788-8200 (804) 788-8218 (Telecopy)

Approximate date of commencement of proposed sale to public: From time to time after the effective date of this registration statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Securities and Exchange Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee(3)
Common stock, par value $0.01 per share			$20,000,000	$2,728

(1)
There is being registered hereunder such indeterminate number of shares of common stock as may from time to time be sold at indeterminate prices.  Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement shall be deemed to cover any additional number of securities as may be offered or issued from time to time upon stock splits, stock dividends, recapitalizations or similar transactions.  No additional consideration will be received for such securities and, therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act of 1933.

(2)	Not required to be included in accordance with General Instruction II.D. of Form S-3 under the Securities Act of 1933.

(3)	The registration fee has been caclulated in accordance with Rule 457(o) under the Securities Act of 1933.

PROSPECTUS

Dividend Reinvestment Plan

$20,000,000

Common Stock

This prospectus relates to the issuance and sale of our common stock, par value $0.01 per share, to be offered for purchase under the New York Mortgage Trust Dividend Reinvestment Plan, or the Plan, having an aggregate value of up to $20,000,000.  The Plan provides our stockholders with an easy and economical way to designate all or a portion of the cash dividends on their shares of our common stock for reinvestment in additional shares of our common stock, subject to a minimum reinvestment percentage of 10%.

Through participation in the Plan, you will have the opportunity to:

•	Automatically reinvest all or a portion of your cash dividends, subject to a minimum reinvestment percentage of 10%, in additional shares of our common stock;

•	Receive up to a 3% discount, in our sole discretion, on the purchase of shares directly from us under the Plan through the reinvestment of cash dividends;

•	Transfer your shares easily; and

•	Own and transfer your shares without holding or delivering physical certificates.

Our common stock is listed on The Nasdaq Capital Market under the symbol “NYMT.”  The last reported sale price of our common stock on The Nasdaq Capital Market on January 11, 2013 was $6.68 per share.

To preserve our qualification as a real estate investment trust, or REIT, for federal income tax purposes, among other purposes, we impose certain restrictions on the ownership and transfer of our capital stock.  See Question 24 under “Description of the Plan” for more information.

Please read this prospectus carefully and keep it and any future investment statements for your reference.  If you have any questions about the Plan, please call the Plan Administrator, American Stock Transfer & Trust Company LLC, toll free at (877) 838-2876, 24 hours a day, seven days a week.  Customer service representatives are available Monday through Friday, between the hours of 8:00 a.m. and 8:00 p.m. Eastern time (except holidays).

Investing in our common stock involves substantial risks.  You should carefully read and consider the information under “Risk Factors” beginning on page 3 of this prospectus and Questions 34 and 35 under “Description of the Plan” before making a decision to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is January 14, 2013.

TABLE OF CONTENTS

 Page
ABOUT THIS PROSPECTUS	ii
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION	1
OUR COMPANY	2
RISK FACTORS	3
USE OF PROCEEDS	3
DESCRIPTION OF THE PLAN	4
DESCRIPTION OF COMMON STOCK	20
CERTAIN PROVISIONS OF MARYLAND LAW AND OUR CHARTER AND BYLAWS	22
MATERIAL FEDERAL INCOME TAX CONSIDERATIONS	27
PLAN OF DISTRIBUTION	48
CERTAIN LEGAL MATTERS	49
EXPERTS	49
WHERE YOU CAN FIND MORE INFORMATION	49
INCORPORATION BY REFERENCE OF INFORMATION FILED WITH THE SEC	49

You should rely only on the information contained in this prospectus or incorporated by reference in this prospectus.  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained or incorporated by reference in this prospectus.  If anyone provides you with different, inconsistent or unauthorized information or representations, you must not rely on them.  This prospectus is an offer to sell only the securities offered hereby, and only under circumstances and in jurisdictions where it is lawful to do so.  You should not assume that the information contained in this prospectus is accurate as of any date later than the date hereof or such other dates as are stated herein or as of the respective dates of any documents or other information incorporated herein by reference.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we have filed with the Securities and Exchange Commission, or SEC.  Before you buy any shares of our common stock, it is important for you to read and consider the information contained in this prospectus together with additional information described under the headings “Incorporation By Reference of Information Filed with the SEC” and “Where You Can Find More Information.”  Please keep this prospectus with your permanent investment records because it contains important information about the Plan.

In this prospectus, we refer to New York Mortgage Trust, Inc., together with its consolidated subsidiaries, as “we,” “us,” “our,” “the Company,” or “NYMT,” unless we specifically state otherwise or the context indicates otherwise. In addition, the following defines certain of the commonly used terms in this prospectus as they relate to our Company and our business:

•	“RMBS” refers to residential mortgage-backed securities that are adjustable-rate, hybrid adjustable-rate, fixed-rate, interest only and inverse interest only or principal only securities;

•
“Agency RMBS” refers to RMBS representing interests in or obligations backed by pools of residential mortgage loans issued or guaranteed by a federally chartered corporation, such as the Federal National Mortgage Association (“Fannie Mae”) or the Federal Home Loan Mortgage Corporation (“Freddie Mac”), or an agency of the U.S. government, such as the Government National Mortgage Association (“Ginnie Mae”);

•	“Agency ARMs” refers to Agency RMBS comprised of adjustable-rate and hybrid adjustable-rate RMBS;

•	“IOs” refers collectively to interest only and inverse interest only mortgage-backed securities that represent the right to the interest component of the cash flow from a pool of mortgage loans;

•	“Agency IOs” refers to Agency RMBS comprised of IOs.

•	“POs” refers to mortgage-backed securities that represent the right to the principal component of the cash flow from a pool of mortgage loans;

•	“ARMs” refers to adjustable-rate residential mortgage loans;

•
“CMBS” refers to commercial mortgage-backed securities comprised of commercial mortgage pass-through securities, as well as IO or PO securities that represent the right to a specific component of the cash flow from a pool of commercial mortgage loans; and

•	“multi-family CMBS” refers to CMBS backed by commercial mortgage loans on multi-family properties.

ii

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

When used in this prospectus, in filings with the SEC, or in press releases or other written or oral communications, statements which are not historical in nature, including those containing words such as “believe,” “expect,” “anticipate,” “estimate,” “project,” “plan,” “continue,” “intend,” “should,” “would,” “could,” “goal,” “objective,” “will,” “may” or similar expressions, are intended to identify “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or Exchange Act, and, as such, may involve known and unknown risks, uncertainties and assumptions.

Forward-looking statements are based on our beliefs, assumptions and expectations of our future performance, taking into account all information currently available to us. These beliefs, assumptions and expectations are subject to risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity and results of operations may vary materially from those expressed in our forward-looking statements. The following factors are examples of those that could cause actual results to vary from our forward-looking statements: changes in interest rates and the market value of our securities; changes in credit spreads; the impact of the downgrade of the long-term credit ratings of the United States, Fannie Mae, Freddie Mac and Ginnie Mae; changes to the infrastructure of Fannie Mae, Freddie Mac or Ginnie Mae; market volatility; changes in the prepayment rates on the mortgage loans underlying our investment securities; increased rates of default and/or decreased recovery rates on our assets; our ability to borrow to finance our assets; changes in government regulations affecting our business; our ability to maintain our qualification as a real estate investment trust for federal tax purposes; our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended; and risks associated with investing in real estate assets, including changes in business conditions and the general economy. These and other risks, uncertainties and factors, including the risk factors described in Item 1A of our most recent Annual Report on Form 10-K, as amended and supplemented from time to time, as updated by those risk factors included in our subsequent Quarterly Reports on Form 10-Q and our other filings under the Exchange Act, could cause our actual results to differ materially from those projected in any forward-looking statements we make. All forward-looking statements speak only as of the date on which they are made. New risks and uncertainties arise over time and it is not possible to predict those events or how they may affect us. Except as required by law, we are not obligated to, and do not intend to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

OUR COMPANY

We are a real estate investment trust, or REIT, in the business of acquiring, investing in, financing and managing primarily mortgage-related assets and, to a lesser extent, financial assets. Our objective is to manage a portfolio of investments that will deliver stable distributions to our stockholders over diverse economic conditions. We intend to achieve this objective through a combination of net interest margin and net realized capital gains from our investment portfolio. Our investment portfolio includes investments sourced from distressed markets over recent years that create the potential for capital appreciation, as well as more traditional types of mortgage-related investments that generate interest income, such as Agency RMBS consisting of Agency ARMs, Agency fixed-rate RMBS and Agency IOs.

Under our investment strategy, our targeted assets currently include Agency ARMs, Agency fixed-rate RMBS, Agency IOs, multi-family CMBS and residential mortgage loans, including loans sourced from distressed markets. Subject to maintaining our qualification as a REIT, we also may opportunistically acquire and manage various other types of mortgage-related and financial assets that we believe will compensate us appropriately for the risks associated with them, including, without limitation, non-Agency RMBS (which may include IOs and POs), collateralized mortgage obligations and certain commercial real estate-related debt investments.

As part of our investment strategy, we are a party to separate investment management agreements with The Midway Group, L.P., or Midway, RiverBanc, LLC, or RiverBanc,  and Headlands Asset Management LLC, or Headlands, pursuant to which Midway, RiverBanc and Headlands provide investment management services with respect to our investments in Agency IOs, multi-family CMBS, and certain residential mortgage loans, respectively.

We have elected to be taxed as a REIT and have complied, and intend to continue to comply, with the provisions of the Internal Revenue Code of 1986, as amended, or the Internal Revenue Code, with respect thereto. Accordingly, we do not expect to be subject to federal income tax on our REIT taxable income that we currently distribute to our stockholders if certain asset, income and ownership tests and recordkeeping requirements are fulfilled. Even if we maintain our qualification as a REIT, we expect to be subject to federal, state and local taxes on our income generated in our taxable REIT subsidiaries, or TRSs.

Our principal executive offices are located at 52 Vanderbilt Avenue, Suite 403, New York, New York 10017, and our telephone number is (212) 792-0107. Our website address is www.nymtrust.com. Our website and the information contained at or connected to our website do not constitute a part of this prospectus.

RISK FACTORS

Investing in shares of our common stock involves a high degree of risk.  Please see the risks described below in addition to the risk factors included in our most recent annual report on Form 10-K, as amended and supplemented from time to time, as further updated by the risk factors included in our subsequent quarterly reports on Form 10-Q and our other filings with the SEC under the Exchange Act, which are incorporated by reference into this prospectus.  Such risks are not the only risks that we face.  Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially adversely affect us and the market value of our common stock.  The risks described could affect our business, financial condition, liquidity, results of operations and the market value of our common stock.  In such a case, you may lose all or part of your original investment.  You should carefully consider the risks described below and in these reports, as well as other information and data set forth in this prospectus and the documents incorporated by reference herein before making an investment decision with respect to the shares of our common stock.

You will not know the price of our common stock at the time you make an investment decision.

Although we describe generally in this prospectus how the price of any common stock you purchase will be determined, you will not know the price of the common stock you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

The price of our common stock may fluctuate between the time you make an investment decision and the time our common stock is purchased or sold by you.

The price of our common stock may fluctuate between the time you decide to purchase common stock under the Plan and the time of actual purchase.  In addition, during this time period, you may become aware of additional information that might affect your investment decision.

If you instruct the Plan Administrator to sell shares of common stock under the Plan, you will not be able to direct the time or price at which your shares of common stock are sold.  The price of our common stock may decline between the time you decide to sell shares of common stock and the time of actual sale.

If you decide to withdraw from the Plan and request a certificate for whole shares credited to you under the Plan, the price of our common stock may decline between the time you decide to withdraw and the time you receive the certificate.

USE OF PROCEEDS

We cannot determine precisely the number of shares of common stock that ultimately may be sold pursuant to the Plan, the extent to which such shares will be purchased directly from us rather than in the open market, or the prices at which such shares will be sold. We will add the net proceeds from any purchases of common stock directly from us under the Plan to our general corporate funds, which we may use for new investments in accordance with our investment strategy in place at such time, to repay indebtedness or for other general corporate purposes. We will not receive any proceeds from any shares of our common stock purchased in open market transactions.

DESCRIPTION OF THE PLAN

The following, in question and answer form, are the provisions of the Plan.  Those stockholders who are not participants in the Plan will continue to receive cash or other distributions, if and when authorized and declared, in the same manner as they received them in the past.

1.      What is the purpose of the Plan?

The Plan is a convenient and economical stock purchase program available for existing stockholders to increase their holdings in our common stock.  Participants in the Plan may have all or a portion of their cash dividends automatically reinvested in our common stock, subject to a minimum reinvestment percentage of 10%.  The primary purpose of the Plan is to benefit long-term investors who want to increase their investment in our common stock.

2.      What options are available under the Plan?

If you are a NYMT stockholder and elect to participate in the Plan, you may have cash dividends on all or a portion of your shares (subject to a minimum reinvestment percentage of 10%) of our common stock, held by you, automatically reinvested in additional shares of our common stock.

3.      What are the benefits and disadvantages of the Plan?

The primary benefits of participating in the Plan are as follows:

•
You may automatically reinvest cash dividends on all or a portion of your holdings of common stock towards the purchase of additional shares of common stock, subject to a minimum reinvestment percentage of 10%.

•	Shares of common stock purchased directly from us under the Plan will be issued without a sales commission.

•
We have the ability under the Plan to sell shares of common stock purchased directly from us through the reinvestment of dividends under the Plan at a discount of 0% to 3% from the otherwise applicable purchase price.  We are currently not offering any discount for shares of common stock purchased directly from us under the Plan.  See Question 13 below.

•
Your funds are subject to full investment under the Plan because your account will be credited with the purchase of whole shares, as well as fractional shares computed to three decimal places.  Dividends will be paid not only on whole shares but also proportionately on fractional shares held in your account.  Dividends paid on all such shares, including fractional shares, will be used to purchase additional shares of common stock, unless you specify otherwise.

•
You may direct the Plan Administrator to transfer, at any time at no cost to you, all or a portion of your shares in the Plan to a Plan account for another person as long as you meet all of the transfer requirements as set forth in Question 21 below.

•
The Plan offers a “share safekeeping” service that allows you to deposit your NYMT stock certificates with the Plan Administrator at no cost and to have your ownership of common stock purchased under the Plan maintained on the Plan Administrator’s records in uncertificated form as part of your Plan account, if you so desire.

•
You will receive statements containing year-to-date information on all Plan transactions in your account within a reasonable time after a transaction occurs, as well as on a quarterly basis, that are designed to simplify your recordkeeping.

The primary disadvantages of participating in the Plan are as follows:

•
Your investment in shares of common stock purchased under the Plan is not different from any investment in shares that you purchase directly.  We cannot assure you of a profit or protect against a loss on shares purchased.  You bear the risk of loss and enjoy the benefits of any gain from market price changes with respect to shares purchased under the Plan.

•
If you reinvest dividends under the Plan, you will generally be treated for federal income tax purposes as having received dividend income on the dividend payment date, which may give rise to a tax payment obligation without providing you with the corresponding cash to pay such tax when it becomes due.  See Question 32 below regarding the federal income tax consequences of participating in the Plan.

•
While a discount from market prices of up to 3% may be established from time to time, in our sole discretion, for purchases of shares directly from us under the Plan through reinvestment of dividends, a discount for one transaction will not ensure the availability of a discount or the same discount in future transactions.  We may change or eliminate the discount without giving you prior notice.  See Question 13 below.

•
We may, in our sole discretion, without prior notice, change our determination as to whether shares of common stock will be purchased by the Plan Administrator directly from us or through open market or privately negotiated purchases.  You will pay your pro rata share of all brokerage commissions in connection with any reinvestment of dividends in which the Plan Administrator purchases shares of our common stock on the open market.  You will also pay a minimal transaction fee.  See Question 8 below.

•	No interest will be paid on funds that the Plan Administrator holds pending investment or that may ultimately be returned to you. See Questions 12 and 13 below.

•	The purchase price for shares of common stock purchased under the Plan may exceed the price of acquiring shares of common stock on the open market at any given time on the actual purchase date.

4.      Who is eligible to participate in the Plan?

The Plan is open to all U.S. residents that currently own shares of our common stock.

5.      Can non-U.S. citizens participate in the Plan?

Yes.  If you are not a U.S. citizen but currently own shares of our common stock, you can participate in the Plan, provided there are no laws or governmental regulations that would prohibit you from participating or laws or governmental regulations that would affect the terms of the Plan.  We reserve the right to terminate the participation of any stockholder if we deem it advisable under the laws or regulations of any foreign jurisdiction.  You will be subject to certain tax withholding regarding dividends that are reinvested.

6.      Is participation in the Plan voluntary? How do I enroll in the Plan if I am already eligible to participate?

Participation in the Plan is voluntary, and we give no advice regarding your decision to join the Plan.

After being furnished with a copy of this prospectus, you may join the plan at any time by enrolling online through the Plan Administrator, American Stock Transfer & Trust Company,  LLC, or AST, at www.amstock.com or by completing and returning the enclosed enrollment form.  All Plan materials, including enrollment forms, as well as other Plan forms and this prospectus, are available through the Plan Administrator as indicated in the answer to Question 25 below.

You will become a participant after a properly completed enrollment form has been received and accepted by the Plan Administrator or after you enroll online.

7.      I already own shares, but they are held by my bank or broker and registered in “street name.” How can I participate in the Plan?

If you are the beneficial owner of common stock registered in “street name” (for example, in the name of a bank, broker or trustee), you may participate in the Plan by either: (1) transferring those securities into your own name and depositing those shares of common stock into the plan for safekeeping and/or electing to reinvest cash dividend payments on those shares in common stock (see the answer to Question 21 below); or (2) making arrangements with your record or registered holder (for example, your bank, broker or trustee, who will become the participant) to participate in the Plan on your behalf.

8.      Are there fees associated with participation in the Plan?

Yes.  The following fees apply to your enrollment and participation in the Plan:

	Fees
	If purchases are made directly from us	If purchases (sales) are made in the open market
Processing fee (including any brokerage commissions the Plan Administrator is required to pay)	None	$0.10 per share
Service fee for sale of shares (partial or full) or termination	$15.00	$15.00
Deposit or share certificate safekeeping service	$7.50	$7.50

9.      What are the reinvestment options?

You may select from the following reinvestment options:

•
Full Dividend Reinvestment.  You may elect to reinvest all of your cash dividends by designating your election on your enrollment form.  Dividends paid on all shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the Plan in additional shares of common stock.

•
Partial Dividend Reinvestment.  You may elect to receive part of your dividends in cash by designating your election on your enrollment form, subject to a minimum reinvestment percentage of 10%.  If you elect partial dividend reinvestment, you must specify the number of whole shares for which you want to receive cash dividends.  Dividends paid on all other shares registered in your name in stock certificate form and/or credited to your account will be reinvested under the Plan in additional shares of common stock.  Under the Emergency Economic Stabilization Act of 2008, or the 2008 Act, and the relevant Internal Revenue Service, or IRS, regulations, you must reinvest at least 10% of your dividend disbursement.

•
No Dividend Reinvestment.  You may elect to receive all of your dividends in cash by designating your election on your enrollment form.  Dividends paid in cash will be sent to you by check in the manner in which such dividends are sent to stockholders of the Company.

Automatic reinvestment of your dividends does not relieve you of liability for income taxes that may be owed on your dividends.  Dividends paid on shares credited to your account will be included in information provided both to you and the IRS.  You will generally be treated for federal income tax purposes as having received a dividend on the dividend payment date, which may give rise to a tax payment obligation without providing you with corresponding cash to pay such tax when it becomes due.  See Question 32 below regarding the federal income tax consequences of participating in the Plan.

AST will begin to reinvest your dividends automatically on the next dividend payment date after AST receives your fully completed enrollment form and initial investment, if applicable.  If your completed enrollment form and initial investment, if applicable, arrive after the record date, reinvestment may not begin until the following dividend.

10.      What transactions can I conduct through AST’s online services?

AST offers you a convenient way to invest in our common stock completely online, without having to send in any forms or checks by mail.  Through AST’s online services, you may:

•	enroll in the Plan;

•	change your dividend reinvestment election;

•	review your transaction history and position summary;

•	request certificates;

•	arrange for online sales of some or all of your shares;

•	download enrollment and other forms;

•	update personal information;

•	receive transaction confirmations via email; and

•	arrange to receive NYMT annual reports and other materials over the internet.

You can access these services through the investor relations section of AST’s website, www.amstock.com.  Participation in the Plan through the internet is entirely voluntary.

If you are a registered holder, you will need your account number, social security number and password to access your account online.  If your shares are held by your bank or broker and registered in “street name,” see Question 7 above for more information.

11.      What is the source of NYMT common stock purchased through the Plan?

Shares will be purchased by the Plan Administrator:

•	directly from us (in the form of newly-issued shares);

•	from parties other than us, through open market transactions; or

•	using a combination of direct purchases and open market transactions;

in each case, at our sole discretion.

We may also, without prior notice to participants, change our determination as to whether shares of common stock will be purchased by the Plan Administrator directly from us or in the open market or in privately-negotiated transactions.  In connection with any purchase of shares of our common stock on the open market, you will pay your pro rata share of all brokerage commissions (which will be included in the processing fee referred to in Question 8 above) and therefore the cash dividends on your shares to be reinvested in our stock under the Plan will be reduced by the amount of such commissions you are responsible for.

Share purchases in the open market may be made on any stock exchange where our common stock is traded or in privately-negotiated transactions on such terms as AST may reasonably determine.  Neither we nor any participant will have any authority or power to direct the date, time or price at which shares may be purchased by AST, and no one, other than AST, may select the broker or dealer through or from whom purchases are to be made.

We presently expect that most shares will be purchased directly from us in the form of newly-issued shares.

12.      When will shares be purchased under the Plan?

The “Purchase Date” is the date or dates on which the Plan Administrator purchases shares of our common stock for the Plan, as described below.

If the Plan Administrator acquires shares directly from us, it will combine the dividend funds of all Plan participants whose dividends are automatically reinvested and will generally invest such dividend funds on the dividend payment date.  If the dividend payment date falls on a day that is not a Nasdaq Stock Market trading day, then the investment will occur on the next Nasdaq Stock Market trading day.  If the Plan Administrator acquires shares from parties other than us through open market transactions, such purchases will occur during a period beginning on the day that would be deemed the Purchase Date if the shares were acquired directly from us (the dividend payment date or, if the dividend payment date falls on a day that is not a Nasdaq Stock Market trading day, the next Nasdaq Stock Market trading day) and ending no later than 35 days following the date on which we paid the applicable cash dividend, except where completion at a later date is necessary or advisable under any applicable federal or state securities laws or regulations.  No interest will be paid on cash dividends received and held pending investment by the Plan Administrator.  The record date associated with a particular dividend is referred to in this Plan as a “dividend record date.”

13.      At what price will shares be purchased?

The price of shares for dividend reinvestment will be determined as follows:

•
If the shares are purchased in the open market, the purchase price will be the average price per share of shares purchased including commission.  You will be subject to minimal investment fees in connection with open market purchases.  See Question 8 above.

•
If the shares are purchased from us, the purchase price will be the average of the daily high and low sales prices for a share of our common stock reported by the Nasdaq Stock Market on the applicable Purchase Date or, if no trading occurs in shares of common stock on the applicable Purchase Date, the first Nasdaq Stock Market trading day immediately preceding the Purchase Date for which trades are reported.  The purchase price may be reduced by the Dividend Reinvestment Discount (defined below), if any, that we have provided, in our sole discretion, for reinvested dividends on a particular Purchase Date.

Dividend Reinvestment Discount.  At least 5 calendar days prior to the applicable Purchase Date, we may, in our sole discretion, establish a discount from the market price applicable to reinvestments of cash dividends.  These discounts, which we refer to in this Plan as the “Dividend Reinvestment Discounts,” may range from 0% to 3% of the purchase price, and may vary for each Purchase Date.  However, no Dividend Reinvestment Discounts will be available for common stock purchased in the open market or in privately-negotiated transactions.  As of the date of this prospectus, there is no Dividend Reinvestment Discount.

The Dividend Reinvestment Discounts will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining such additional funds through the sale of common stock as compared to other sources of funds and current and projected capital needs.  Dividend Reinvestment Discounts, if any, will be established by our Board of Directors and will be posted to our website at www.nymtrust.com at least one week prior to the dividend record date.

Setting a Dividend Reinvestment Discount for a particular Purchase Date will not affect the setting of Dividend Reinvestment Discounts for any subsequent Purchase Date. The Dividend Reinvestment Discounts will apply only to purchases through the reinvestment of cash dividends.

14.      Will fractional shares be purchased?

If any dividend reinvestment is not sufficient to purchase a whole share of our common stock, a fractional share will be credited to your account.  Dividends will be paid on the fraction and will be reinvested or paid in cash in accordance with your standing instructions.

15.      Will interest be paid on Plan accounts?

No.  Interest will not be paid on Plan accounts or on any amounts held pending investment.

16.      Who will hold the additional shares purchased through the Plan?

Shares purchased through the Plan are held in safekeeping in book-entry form on AST’s records.  The number of shares (including fractional interests) held for each participant will be shown on each account statement.  Keeping shares in book-entry form protects against certificate loss, theft and destruction.

17.      How may I receive a stock certificate?

You may obtain a physical stock certificate (at no cost) for some or all of your whole shares at any time by requesting AST to withdraw shares from your Plan account.  You may make such a request by going to www.amstock.com, calling AST directly at (877) 838-2876 or by using the tear-off form attached to the account statement.  Certificates are normally issued to participants within five business days after receipt of the request.  Issuing a certificate for shares held in your Plan account does not affect the automatic reinvestment of your dividends unless you withdraw all of the shares held in your Plan account.  No certificates will be issued for fractional shares of common stock.  Any remaining whole or fractional shares will continue to be credited to your account.  If you request a certificate for all shares credited to your account, a certificate will be issued for the whole shares, and a cash payment will be made for any remaining fractional share.  That cash payment will be based upon the then current market price of the common stock, less any commissions and any other costs of sale.  Please refer to Question 23 below for instructions on closing your Plan account.

18.      How do I replace a lost, stolen or destroyed stock certificate?

If your stock certificate is lost, stolen or destroyed, you should notify AST immediately so that a stop transfer order can be placed on the certificate.  You should provide as much specific information about the certificate in question as possible in order to assist AST in identifying which certificate to place a stop transfer order against (certificate number, number of shares, date issued, etc.).  AST will send you the forms necessary for issuing a replacement certificate.  Please note that there is a fee of approximately 3% of the market value of the shares (minimum of $40.00) charged to purchase the replacement indemnity bond.

19.      May I add my physical shares of NYMT common stock to my Plan account for safekeeping?

At the time of enrollment in the Plan or at any later time, you may use the Plan’s share certificate safekeeping service to deposit with AST any shares of our common stock in certificate form in your possession and registered in your name.  To combine shares held in certificate form with shares held through your Plan account, you must complete the tear-off section of the account statement and submit it, or a letter of instruction, with your certificates to AST at the address provided in Question 25 below.  You should not sign the certificate(s) or complete the assignment section.  There is a $7.50 charge for this service.  Since you bear the risk of loss in transit, you should send your stock certificates by registered mail, return receipt requested and insured for 2% of the market value, or by some other form of traceable and/or insurable delivery.  Shares held through your Plan account will be protected against certificate loss, theft and damage.

20.      How may I sell shares I hold through the Plan?

You can sell some or all of the shares held in your Plan account by contacting AST online at www.amstock.com or you may call AST directly at (877) 838-2876.  You can also submit your request to AST by completing and submitting the tear-off portion of the account statement.  AST will cause your shares to be sold on the open market within five business days of receipt of your request.  AST may combine your shares to be sold with those of other Plan participants selling shares at the same time.  The sales price per share will be the weighted average price per share received by AST for all sales made on that day (and any succeeding days necessary to complete the sale order).  Once sold, AST will send you the proceeds, less a service fee of $15.00 and applicable processing fees, which are currently $0.10 per share sold.  Proceeds are normally paid by check, which are distributed within 24 hours after your sale transaction has settled.

AST reserves the right to decline to process a sale if it determines, in its sole discretion, that supporting legal documentation is required.  In addition, no one will have any authority or power to direct the time or price at which shares for the Plan are sold, and no one, other than AST, will select the broker(s) or dealer(s) through or from whom sales are to be made.

You should be aware that the price of our common stock may rise or fall during the period between a request for sale, its receipt by AST and the ultimate sale on the open market.  Instructions sent to AST to sell shares are binding and may not be rescinded.  If you prefer to have complete control as to the exact timing and sales prices, you can transfer the shares to a broker of your own choosing and sell them through that broker.

21.  Can I transfer shares that I hold in the Plan to someone else?

Yes.  You may transfer ownership of some or all of your shares held through the Plan.  You may call AST at (877) 838-2876 for complete transfer instructions or go to www.amstock.com to download the appropriate materials.  You will be asked to send AST written transfer instructions and your signature must be “Medallion Guaranteed” by a financial institution.  Most banks and brokers participate in the Medallion Guarantee Program.  The Medallion Guarantee Program ensures that the individual signing is in fact the owner of the shares to be transferred.  A notary is not sufficient.

You may transfer shares to new or existing NYMT stockholders.  You may not transfer fractional shares.

22.      I’ve just moved.  How can I request a change of address or update other personal data?

It is important that our records contain your most up-to-date personal data.  If you need to request a change of address or update other personal data, please call AST at (877) 838-2876 or write to them at the address provided in Question 25 below.  You can also update your personal data through AST’s online services at www.amstock.com.

23.      How may I modify or close my Plan account?

•
Changing Reinvestment Options.  You may change reinvestment options through the internet at www.amstock.com, by telephone or by submitting a new election to the Plan Administrator.  To be effective for a specific dividend, AST must receive any change before or on the record date for such dividend.  Record dates are usually 10 days prior to dividend payment dates.

•	Closing your Plan Account. You may close your Plan account by:

•
Requesting that AST issue a stock certificate representing all of your whole shares and a check for the value of any fractional share.  See Question 17 above for additional information on requesting a stock certificate; or

•
Requesting that AST sell the shares held in your Plan account on the open market and remit to you a check for the proceeds for all full and fractional shares, less a service fee of $15.00 and applicable commissions.  See Question 20 above for additional information on sales.

In order to be effective for a particular dividend, AST must receive a request to close your Plan account at least five business days prior to the dividend payment date.

24.      Are there any other limits on the purchase of shares of common stock under the Plan?

In order to qualify as a REIT under the Internal Revenue Code, our shares of stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.  Also, no more than 50% of the value of our outstanding shares of capital stock may be owned, directly or constructively, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of any taxable year.  In addition, if certain “disqualified organizations” hold our stock, although the law on the matter is unclear, a tax might be imposed on us if a portion of our assets is treated as a taxable mortgage pool.  In addition, a tax will be imposed on us if certain disqualified organizations hold our stock and we hold a residual interest in a real estate mortgage investment conduit, or REMIC.

To help us to qualify as a REIT, our charter, subject to certain exceptions, contains restrictions on the number of shares of our capital stock that a person may own and prohibits certain entities from owning our stock.  As amended, our charter provides that generally no person may own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, either (i) more than 9.9% in value of the aggregate of our outstanding shares of capital stock or (ii) more than 9.9% in value or number of shares, whichever is more restrictive, of the aggregate of shares of our outstanding common stock.  Our board of directors is permitted under our charter to increase or decrease the common stock ownership limit and the aggregate stock ownership limit from time to time, and to waive these ownership limits on a case by case basis so long as the waiver will not allow five or fewer individuals to beneficially own more than 49.9% in value of our outstanding capital stock or otherwise cause us to fail to comply with applicable REIT ownership requirements under the Internal Revenue Code.  Our charter prohibits the following “disqualified organizations” from owning our stock: the United States; any state or political subdivision of the United States; any foreign government; any international organization; any agency or instrumentality of any of the foregoing; any other tax-exempt organization, other than a farmer’s cooperative described in Section 521 of the Internal Revenue Code, that is exempt from both income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code and any rural electrical or telephone cooperative.

Our charter also prohibits any person from (a) beneficially or constructively owning shares of our capital stock that would result in our being “closely held” under Section 856(h) of the Internal Revenue Code, and (b) transferring shares of our capital stock if such transfer would result in our capital stock being beneficially owned by fewer than 100 persons.  Any person who acquires or attempts or intends to acquire beneficial ownership of shares of our capital stock that will or may violate any of the foregoing restrictions on transfer and ownership will be required to give notice immediately to us and provide us with such other information as we may request in order to determine the effect of such transfer on our status as a REIT.  The foregoing restrictions on transferability and ownership will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT.

Our board of directors, in its sole discretion, may exempt a person from the above ownership limits and any of the restrictions described in the first sentence of the paragraph directly above.  However, the board of directors may not grant an exemption to any person unless the board of directors obtains such representations, covenants and undertakings as the board of directors may deem appropriate in order to determine that granting the exemption would not result in our losing our status as a REIT.  As a condition of granting the exemption, our board of directors may require a ruling from the IRS or an opinion of counsel, in either case in form and substance satisfactory to the board of directors, in its sole discretion, in order to determine or ensure our status as a REIT.

Any transfer that results in our shares of stock being owned by fewer than 100 persons will be void.  However, if any transfer of our shares of stock occurs which, if effective, would result in any person beneficially or constructively owning shares of stock in excess or in violation of the above transfer or ownership limitations, known as a prohibited owner, then that number of shares of stock, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares.  This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer.  If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of shares of stock that otherwise would cause any person to violate the above limitations will be void.  Shares of stock held in the charitable trust will continue to constitute issued and outstanding shares of our stock.  The prohibited owner will not benefit economically from ownership of any shares of stock held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the shares of stock held in the charitable trust.  The trustee of the charitable trust will be designated by us and must be unaffiliated with us or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to shares of stock held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary.  Any dividend or other distribution paid before our discovery that shares of stock have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee.  Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary.  Subject to Maryland law, effective as of the date that such shares of stock have been transferred to the trustee, the trustee, in its sole discretion, will have the authority to:

•	rescind as void any vote cast by a prohibited owner prior to our discovery that such shares have been transferred to the trustee; and

•	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s beneficiary.

However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from us that shares of stock have been transferred to the charitable trust, and unless we buy the shares first as described below, the trustee will sell the shares of stock held in the charitable trust to a person, designated by the trustee, whose ownership of the shares will not violate the ownership limitations in our charter.  Upon the sale, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary.  The prohibited owner will receive the lesser of:

•
the price paid by the prohibited owner for the shares or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the shares on the day of the event causing the shares to be held in the charitable trust; and

•	the price per share received by the trustee from the sale or other disposition of the shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner that are owed by the prohibited owner to the trustee.  Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary.  If, before our discovery that shares of stock have been transferred to the charitable trust, such shares are sold by a prohibited owner, then:

•	such shares will be deemed to have been sold on behalf of the charitable trust; and

•
to the extent that the prohibited owner received an amount for such shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, shares of stock held in the charitable trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of:

•	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

•	the market price on the date we, or our designee, accept such offer.

We may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner that are owed by the prohibited owner to the trustee.  We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.  We will have the right to accept the offer until the trustee has sold the shares of stock held in the charitable trust.  Upon such a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificates representing shares of our capital stock will bear a legend referring to the restrictions described above.

Every holder of more than 5% (or such lower percentage as required by the Internal Revenue Code or the regulations promulgated thereunder) in value of all classes or series of our capital stock, including shares of common stock, within 30 days after the end of each taxable year, will be required to give written notice to us stating the name and address of such holder, the number of shares of each class and series of shares of our stock that the holder beneficially owns and a description of the manner in which the shares are held.  Each holder shall provide to us such additional information as we may request in order to determine the effect, if any, of the holder’s beneficial ownership on our status as a REIT and to ensure compliance with our ownership limitations.  In addition, each stockholder shall upon demand be required to provide to us such information as we may request, in good faith, in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

Our ownership limitations could delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock or might otherwise be in the best interest of our stockholders.

25.      Who administers and interprets the Plan? How do I contact them?

Administration of the Plan is conducted by the individual (who may be an employee of our Company), bank, trust company or other entity (including our company) appointed from time-to-time by us to act as administrator of the plan.  AST is the current Plan Administrator.  The Plan Administrator is responsible for administering the plan, receiving all your cash investments, maintaining records of account activities, issuing statements of account and performing other duties required by the Plan.  The number of shares credited to your account under the Plan will be shown on your statement of account.

You may contact AST by:

Internet

You can obtain information and perform certain transactions with respect to your plan account on the AST website at www.amstock.com.

Telephone

You can telephone AST toll-free within the United States and Canada by calling (877) 838-2876.  An automated voice response system is available 24 hours a day, 7 days a week.  Customer service representatives are available Monday through Friday, between the hours of 8:00 a.m. and 8:00 p.m. Eastern time (except holidays).

Mail

You may write to the Plan Administrator at the following address:

For inquiries, to:

New York Mortgage Trust Dividend Reinvestment Plan
c/o American Stock Transfer & Trust Company, LLC
Shareholder Relation Department
6201 15th Avenue
Brooklyn, New York 11219

For transaction processing, to:

New York Mortgage Trust Dividend Reinvestment Plan
c/o American Stock Transfer & Trust Company, LLC
Plan Administration Department
P.O. Box 922
Wall Street Station
New York, NY 10269-0560

You should be sure to include your name, address, daytime phone number, social security or tax identification number and a reference to “New York Mortgage Trust, Inc.” on all correspondence.

26.      What reports will I receive?

Easy to read statements of your calendar year-to-date account activity will be sent to you promptly after the settlement of each transaction, which will simplify your record keeping.  Each statement will show the amount invested, the purchase or sale price, the number of shares purchased or sold and the applicable service fees, as well as any activity associated with share deposits, transfers or withdrawals.  These statements are a record of your Plan account activity and identify your cumulative share position.  Please notify AST promptly if your address changes.  In addition, you will receive copies of the same communications sent to all other holders of our common stock, such as our annual reports and proxy statements.  You will also receive any IRS information returns, if required.  Under the 2008 Act and the relevant IRS regulations, the Plan Administrator will now report the cost basis of the common stock purchased pursuant to the Plan to both the participants in the Plan and the IRS.  If you prefer, and if such materials are available online, you may consent to receive communications from us electronically over the internet.  Instead of receiving materials by mail, you will receive an electronic notice to the e-mail address of record, notifying you of the availability of our materials and instructing you on how to view and act on them.  In addition, you can review your current account status, reinvestment options and transaction history online at any time at www.amstock.com.  Please retain all transaction statements for tax purposes as there may be a fee for reconstructing past history.

27.      What if NYMT issues a stock dividend or declares a stock split or rights offering?

Any stock dividends or split shares of common stock distributed by us to you will be based on both the shares of common stock registered in your name in certificate form and the shares (whole and fractional) credited to your Plan account.  Such stock dividend or stock split shares will be added to your Plan account in book-entry form.  You will receive a statement indicating the number of shares or dividends earned as a result of the transaction.  In the event of a rights offering, you will receive rights based upon the total number of whole shares you own, whether the shares are held in the form of a physical certificate or held in a Plan account.  Any transactions under the Plan may be curtailed or suspended until the completion of any stock dividend, stock split or corporate action.

28.      How do I vote my Plan shares at stockholders’ meetings?

In connection with any meeting of our stockholders, you will receive proxy materials either online or by mail based on your preference.  Such materials will include a proxy card representing both the shares for which you hold physical certificates and the shares held in your Plan account.  Those shares will only be voted as you indicate on your authorized proxy whether submitted by telephone, online or through the mail.  If you sign and return the proxy card and no voting instructions are given with respect to any item on the proxy card, all of your shares will be voted in accordance with our recommendations.  This is the same procedure that is followed for all other stockholders who return signed proxy cards and do not provide instructions.  If you do not return the proxy card, or if you do not sign it, none of your shares will be voted.  As an alternative to returning your proxy card, you may also vote all of your shares in person at the stockholders’ meeting.

29.      Can the Plan be changed?

We may suspend, modify or terminate the Plan at any time.  All participants will receive notice of any such suspension, modification or termination.  Amendments may include our appointment of a successor Plan administrator, who will have full power and authority to deliver services pursuant to the Plan or any separate replacement service program.  If the Plan is terminated, whole shares will continue to be held in book-entry form in your Plan account or distributed in certificate form at our sole discretion.  A cash payment will be made for any fractional share.

AST also may terminate your Plan account if you do not own at least one whole share.  In the event your Plan account is terminated for this reason, a check for the cash value of the fractional share will be sent to you, less any service and processing fees, and your account will be closed.

30.      What are the responsibilities of NYMT and AST under the Plan?

Neither we, our subsidiaries, our affiliates, nor AST will be liable for any act or omission to act, which was done in good faith, including any claim of liability: (i) arising out of the failure to cease reinvestment of dividends for a participant’s account upon the participant’s death prior to receipt of notice in writing of the death along with a request to cease dividend reinvestment participation from a qualified representative of the deceased; and (ii) with respect to the prices or times at which shares are purchased or sold for you.  AST will have no liability for failed executions due to reasons beyond AST’s control.

You should recognize that neither NYMT nor AST can assure you of a profit or protect you against a loss on shares purchased through the Plan.  You must make independent investment and participation decisions based on your own judgment and research as you alone bear the risk of fluctuations in the market value of our common stock.  You bear the risk of loss in value and you enjoy the benefits of gains from market price changes with respect to all of your shares.

31.      Will dividends continue to be paid while the Plan is in effect?

In order to continue to qualify as a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income (subject to certain adjustments) each year.  This distribution requirement limits our ability to maintain future dividend payments if earnings decline and limits the capital available to us to internally fund growth.  The requirements for qualification as a REIT are complex and technical, and we may not be able to qualify for reasons beyond our control.  Failing to qualify as a REIT could adversely affect our tax status and reduce the amount of cash available for distributions to our stockholders.  Our board of directors has the ultimate discretion over our investment, financing and dividend policies, subject to statutory and regulatory requirements and other factors, such as maintaining our qualification as a REIT.  While we expect to continue paying distributions to our stockholders, the amount and timing of these distributions may be changed, or the payment of dividends terminated, at any time without notice.

32.      What are the federal income tax consequences of participating in the Plan?

The following is a summary of the federal income tax consequences of participation in the Plan as of the date of this prospectus.  However, this summary does not reflect every situation that could result from participation in the Plan, is for general information only and does not constitute tax advice.  Therefore, we advise you to consult your own tax and other advisors for information about your specific situation.  This summary does not address the tax implications of your ownership of shares of the common stock of a REIT, including the effect of distributions made in respect of such shares.  For a discussion of those issues, see “Material Federal Income Tax Considerations” below.

The information in this section is based on the Internal Revenue Code, existing, temporary and proposed regulations under the Internal Revenue Code, the legislative history of the Internal Revenue Code, current administrative rulings and practices of the IRS and court decisions, all as of the date hereof.  We cannot assure you that new laws, interpretations of law or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.  No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below.  We have not sought and will not seek an advance ruling from the IRS regarding any matter in this prospectus.

Although the federal income tax treatment of dividend reinvestment plans is not entirely clear, it is expected that stockholders participating in the Plan will be treated for federal income tax purposes as having received, on the dividend payment date, a distribution equal to the sum of: (i) the fair market value on the dividend payment date of any shares of common stock acquired under the Plan with reinvested dividends; and (ii) any cash distributions actually received by the stockholder with respect to any common stock not included in the Plan.  The total amount of cash and other distributions will be reported to stockholders and to the IRS on the appropriate tax form shortly after the end of each year.  The tax basis of shares of common stock acquired under the Plan will be equal to the fair market value of the shares on the Purchase Date plus any brokerage costs paid by the stockholder.  A stockholder’s holding period for common stock acquired under the Plan generally will begin on the day after the date on which the common stock is credited to the stockholder’s account.

Our distributions to stockholders constitute dividends for federal income tax purposes up to the amount of our positive current and accumulated earnings and profits (as determined for federal income tax purposes) and, to that extent, will be taxable as ordinary income (except to the extent that we designate any portion of such dividend as either: (i) a “capital gain” dividend; or (ii) for taxable years beginning before December 31, 2012, in the case of stockholders taxed at individual rates who satisfy certain holding period requirements, as “qualified dividend income” pursuant to applicable federal income tax rules).  To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will be treated first as a tax-free return of capital to the extent of a stockholder’s adjusted tax basis in our common stock and, to the extent in excess of the stockholder’s basis, will be taxable as a gain realized from the sale of the stockholder’s common stock.  Distributions to corporate stockholders, including amounts taxable as dividends to corporate stockholders, will generally not be eligible for the corporate dividends-received deduction.

You will not recognize gain or loss for federal income tax purposes upon your receipt of certificates for shares previously credited to your Plan account.  However, you will generally recognize gain or loss when you sell or exchange shares received from the Plan or when a fractional share interest is liquidated.  Such gain or loss will equal the difference between the amount that you receive for such fractional share interest or such shares and your tax basis in such fractional share interest or shares.

We or the Plan Administrator may be required to deduct “backup withholding” (currently at a rate of twenty-eight percent (28%) on all dividends paid to you, regardless of whether such dividends are reinvested pursuant to the Plan.  Similarly, the Plan Administrator may be required to deduct backup withholding from all proceeds from sales of common stock held in your account.  You are subject to backup withholding if: (i) you have failed properly to furnish us and the Plan Administrator with your correct tax identification number, or TIN; (ii) the IRS or a broker notifies us or the Plan Administrator that the TIN furnished by you is incorrect; (iii) the IRS or a broker notifies us or the Plan Administrator that backup withholding should be commenced because you failed to properly report dividends paid to you; or (iv) when required to do so, you fail to certify, under penalties of perjury, that you are not subject to backup withholding.  Backup withholding amounts will be withheld from dividends before such dividends are reinvested under the Plan.  Therefore, if you are subject to backup withholding, dividends to be reinvested under the Plan will be reduced by the backup withholding amount.

If you are a foreign stockholder, you need to provide the required federal income tax certifications to establish your status as a foreign stockholder so that the foregoing backup withholding does not apply to you.  You also need to provide the required certifications if you wish to claim the benefit of exemptions from federal income tax withholding or reduced withholding rates under a treaty or convention entered into between the United States and your country of residence.  If you are a foreign stockholder whose dividends are subject to federal income tax withholding, the appropriate amount will be withheld and the balance in shares of common stock will be credited to your account.

All costs of administering the Plan, except for your pro rata share of brokerage commissions for shares purchased on the open market by the Plan Administrator, costs related to your voluntary selling of common stock and those fees referred to in Question 8, will be paid by us.  Consistent with the conclusion reached by the IRS in a private letter ruling issued to another REIT, we intend to take the position that these costs do not constitute a distribution which is either taxable to you or which would reduce your basis in your shares.  However, since the private letter ruling was not issued to us, we have no legal right to rely on its conclusions.  Thus, it is possible that the IRS might view your share of the costs as constituting a taxable dividend to you and/or a dividend which reduces the basis in your common stock.  For this or other reasons, we may in the future take a different position with respect to the costs of administering the Plan.

The foregoing is intended only as a general discussion of the current federal income tax consequences of participation in the Plan and may not be applicable to certain participants, such as tax-exempt entities.  You should consult your own tax and other professional advisors regarding the foreign, federal, state and local income tax consequences (including the effects of any changes in applicable law or interpretations thereof) of your individual participation in the plan or the disposal of shares acquired pursuant to the Plan.

33.      Can I pledge my Plan shares?

You may not pledge or assign book-entry shares held in your Plan account.  Unless you first remove your shares from the Plan and request stock certificates for the shares, please note that you will not be able to pledge or hypothecate any shares held in your Plan account.

34.      Am I protected against losses?

Your investment in the Plan is no different from any investment in shares held by you.  If you choose to participate in the Plan, then you should recognize that none of us, our subsidiaries and affiliates, nor the Plan Administrator can assure you of a profit or protect you against loss on the shares that you purchase under the Plan.  You bear the risk of loss in value and enjoy the benefits of gains with respect to all your shares.  You need to make your own independent investment and participation decisions consistent with your situation and needs.  None of us, our subsidiaries and affiliates, nor the Plan Administrator can guarantee liquidity in the markets, and the value and marketability of your shares may be adversely affected by market conditions.

Plan accounts are not insured or protected by the Securities Investor Protection Corporation or any other entity and are not guaranteed by the Federal Deposit Insurance Corporation or any government agency.

Neither we, our subsidiaries or our affiliates, nor the Plan Administrator will be liable for any act or for any failure to act, as long as we or they have made good faith efforts to carry out the terms of the Plan, as described in this prospectus and on the forms that are designed to accompany each investment or activity.

In addition, the Purchase Price for shares acquired through the Plan will vary and cannot be predicted.  The Purchase Price may be different from (more or less than) the price of acquiring shares on the open market on the related dividend payment date.  Your investment in Plan shares will be exposed to changes in market conditions and changes in the market value of the shares.  Your ability to sell — both as to timing and pricing terms and related expenses — or otherwise liquidate shares under the Plan is subject to the terms of the Plan and the withdrawal procedures.  Also, no interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment.

35.      What other risks will I face through my participation in the Plan?

The following summary identifies several of the most important risks that you may face by virtue of your participation in the Plan.  There may be additional risks that are not listed below, and you should consult your financial, tax, legal and other advisors prior to determining whether to participate in the Plan.

•
There is no price protection for your shares in the Plan.  Your investment in the shares held in the Plan will be exposed to changes in market conditions and changes in the market value of the shares.  Your ability to liquidate or otherwise dispose of shares in the Plan is subject to the terms of the Plan and the withdrawal procedures thereunder.  You may not be able to withdraw or sell your shares in the Plan in time to react to market conditions.

•
The Purchase Price for shares purchased or sold under the Plan will vary.  The Purchase Price for any shares that you purchase or sell under the Plan will vary and cannot be predicted.  You may purchase or sell shares at a Purchase Price that is different from (more or less than) the price that you would pay or receive if you acquired or sold shares on the open market on the related dividend payment date or Purchase Date or sale date, as appropriate.

•
We may not be able to pay dividends.  In order to qualify as a REIT, we must distribute to our stockholders at least 90% of our REIT taxable income each year.  This distribution requirement limits our ability to maintain future dividend payments if earnings decline.  The requirements to qualify for REIT tax status are complex and technical, and we may not be able to qualify for reasons beyond our control.  If we are unable to qualify for REIT tax status, then we may not be able to make distributions to our stockholders.

•
No discount may be available for any or all investments, and discounts may vary between purchases.  While a discount from market prices of up to 3% may be established from time to time, at our sole discretion, for purchases directly from us under the Plan through the reinvestment of dividends, a discount for one transaction will not ensure the availability of a discount or the same discount in future transactions.  See Question 13 above.

•
We may change our determination as to whether the Plan purchases shares directly from us, which could increase the fees you pay under the Plan.  Although we presently expect that most shares will be purchased directly from us in the form of newly-issued shares, we may, without giving you prior written notice, decide to instruct AST to purchase shares of our common stock directly from third parties through open market transactions.  Such purchases will be subject to processing fees, currently $0.10 per share, which include any brokerage commission that the Plan Administrator is required to pay.

•
You will not earn any interest on your dividends or cash pending investment.  No interest will be paid on dividends, cash or other funds held by the Plan Administrator pending investment or disbursement.

•
The market price for our common stock varies, and you should purchase shares for long-term investment only.  Although our common stock currently is traded on The Nasdaq Capital Market, we cannot assure you that there will, at any time in the future, be an active trading market for our common stock.  Even if there is an active trading market for our common stock, we cannot assure you that you will be able to sell all of your shares at one time or at a favorable price, if at all.  As a result, you should participate in the Plan only if you are capable of, and seeking, to make a long-term investment in our common stock.

•	You may not know the actual number of shares of common stock that you have purchased until after the applicable Purchase Date.

•
Shares purchased through reinvestment of cash dividends with a Dividend Reinvestment Discount may give rise to a federal income tax liability.  Although the treatment of dividend reinvestment programs is not entirely clear, it is expected that your participation in the Plan will result in your being treated, for federal income tax purposes, as having received a distribution equal to the fair market value (and not the actual purchase price, whether or not discounted) of the common stock on the date actually acquired from us. To the extent you receive a Dividend Reinvestment Discount from the market price for our common stock when you acquire shares directly from us with reinvested cash dividends, the fair market value of the common stock received likely will exceed the amount of cash dividends that otherwise would be paid to you. Such distributions will be taxable as dividends to the extent of our earnings and profits. These dividends may give rise to a liability for the payment of income tax without providing you with the immediate cash to pay the tax when it becomes due.

Other important factors and risks are identified in the section captioned “Risk Factors” in this prospectus, in Part I, Item 1A of our most recent annual report on Form 10-K as amended and supplemented from time to time, as updated by those risk factors included in our subsequent quarterly reports on Form 10-Q and our other filings with the SEC under the Exchange Act, which are incorporated by reference into this prospectus.  You are encouraged to review these risk factors carefully.

DESCRIPTION OF COMMON STOCK

The following summary description of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law, our charter and our bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is a part.  See “Where You Can Find More Information.”

General

Our charter provides that we may issue up to 400,000,000 shares of common stock, par value $0.01 per share.  As of December 31, 2012, 49,575,331 shares of common stock were issued and outstanding.  Under Maryland law, our stockholders are not generally liable for our debts or obligations.  Our charter authorizes our board of directors to amend our charter to increase or decrease the aggregate number of shares of capital stock of any class or series that we have the authority to issue, without stockholder approval.

Voting Rights of Common Stock

Except as provided with respect to any other class or series of shares of our stock and subject to the provisions of our charter regarding restrictions on the transfer and ownership of shares of common stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and the holders of our common stock possess the exclusive voting power.  There is no cumulative voting in the election of directors, which means that the holders of a majority of our outstanding shares of stock entitled to vote thereon can elect all of the directors then standing for election.  Under Maryland law, a Maryland corporation generally cannot dissolve, amend its charter, merge, sell all or substantially all of its assets, or engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter, unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the corporation’s charter.  Our charter provides for approval by a majority of all the votes entitled to be cast on the matter for the matters described in the preceding sentence, except for certain charter amendments related to the removal of our directors, the classification and issuance of common and preferred stock and the restrictions on transfer and ownership of our shares.

Dividends, Liquidation and Other Rights

All of our outstanding shares of common stock are duly authorized, fully paid and nonassessable.  Holders of our shares of common stock are entitled to receive dividends when authorized by our board of directors and declared by us out of assets legally available for the payment of dividends.  They also are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding up, after payment of or adequate provision for all of our known debts and liabilities.  These rights are subject to the preferential rights of any other class or series of our stock and to the provisions of our charter regarding restrictions on transfer and ownership of our stock.  See Question 24 above.

Holders of our shares of common stock have no appraisal, preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities.  Subject to the restrictions on transfer and ownership of capital stock contained in our charter and to the ability of the board of directors to create shares of common stock with differing voting rights, all shares of common stock have equal dividend, liquidation and other rights.

Power to Issue Additional Shares of Common Stock and Preferred Stock

Our charter also authorizes our board of directors to amend our charter to increase or decrease the aggregate number of shares of capital stock of any class or series that we have the authority to issue, to classify and reclassify any unissued shares of our common stock and preferred stock into any other classes or series of classes of our stock, to establish the number of shares in each class or series and to set the terms, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each such class or series.  We believe that the power of our board of directors to take these actions provides us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs which might arise.  The additional classes or series, as well as our common stock, are available for issuance without further action by our stockholders, unless stockholder action is required by applicable law or the rules of any stock exchange or automated quotation system on which our securities may be listed or traded.  Although our board of directors has no intention at the present time of doing so, it could authorize us to issue a class or series that could, depending upon the terms of such class or series, delay, defer or prevent a transaction or a change in control of us that might involve a premium price for holders of our common stock that our common stockholders or otherwise believe to be in their best interest.

Transfer Agent and Registrar

The transfer agent and registrar for our shares of common stock is American Stock Transfer & Trust Company, LLC.

CERTAIN PROVISIONS OF MARYLAND LAW
AND OUR CHARTER AND BYLAWS

The following description of certain provisions of Maryland law and of our charter and bylaws is only a summary.  For a complete description, we refer you to the applicable Maryland law, our charter and our bylaws.  Our charter and bylaws are filed as exhibits to the registration statement of which this prospectus forms a part.  See “Where You Can Find More Information.”

Number of Directors; Vacancies

Our charter and bylaws provide that the number of our directors may only be increased or decreased by a vote of a majority of the members of our board of directors.  Our board of directors is currently comprised of five directors.  Our charter provides that any vacancy, including a vacancy created by an increase in the number of directors, may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum.

Removal of Directors

Subject to the rights of holders of our preferred stock to elect or remove directors, our charter provides that a director may be removed at any time upon the affirmative vote of at least two-thirds of the votes entitled to be cast generally in the election of directors.  Absent removal of all of our directors, this provision, when coupled with the provision in our bylaws authorizing our board of directors to fill vacant directorships, may preclude stockholders from removing incumbent directors and filling the vacancies created by such removal with their own nominees.

Amendment to the Charter

Generally, our charter may be amended only by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.  However, provisions in our charter related to (1) removal of directors, (2) the power of our board of directors to classify and cause us to issue additional shares of common and preferred stock and, (3) except as set forth in the sentence immediately below, the restrictions on transfer and ownership, may only be amended by the affirmative vote of the holders of two-thirds of all of the votes entitled to be cast on the matter.  In addition, our board of directors may from time to time increase or decrease the common stock ownership limit and the aggregate stock ownership limit without stockholder approval.

Dissolution

Our dissolution must be approved by the affirmative vote of the holders of not less than a majority of all of the votes entitled to be cast on the matter.

Business Combinations

Maryland law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder.  These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities.  Maryland law defines an interested stockholder as:

•	any person or entity who beneficially owns 10% or more of the voting power of our stock; or

•
an affiliate or associate of ours who, at any time within the two year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then outstanding voting stock.

A person is not an interested stockholder if our board of directors approves in advance the transaction by which the person otherwise would have become an interested stockholder.  However, in approving a transaction, our board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our board of directors.

After the five-year prohibition, any business combination between us and an interested stockholder generally must be recommended by our board of directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then outstanding shares of voting stock; and

•
two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are approved by our board of directors before the time that the interested stockholder becomes an interested stockholder.

As permitted by the Maryland General Corporation Law, our board of directors has adopted a resolution that the business combination provisions of the Maryland General Corporation Law will not apply to us.  There is no assurance that our board of directors will not amend or repeal this resolution in the future.

Control Share Acquisitions

Maryland law provides that “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights unless approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter.  Shares owned by the acquiror or by officers or directors who are our employees are excluded from the shares entitled to vote on the matter.  “Control shares” are voting shares that, if aggregated with all other shares currently owned by the acquiring person, or in respect of which the acquiring person is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiring person to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third;

•	one-third or more but less than a majority; or

•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval.  A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition may compel our board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares.  The right to compel the calling of a special meeting is subject to the satisfaction of certain conditions, including an undertaking to pay the expenses of the meeting.  If no request for a meeting is made, we may present the question at any stockholders meeting.

If voting rights are not approved at the stockholders meeting or if the acquiring person does not deliver an acquiring person statement required by Maryland law, then, subject to certain conditions and limitations, we may redeem any or all of the control shares, except those for which voting rights have previously been approved, for fair value.  Fair value is determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or as of any meeting of stockholders at which the voting rights of the shares were considered and not approved.  If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights.  The fair value of the shares for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.  The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if we are a party to the transaction, nor does it apply to acquisitions approved by or exempted by our charter or bylaws.

Our bylaws contain a provision exempting any and all acquisitions of our shares of stock from the control shares provisions of Maryland law.  Nothing prevents our board of directors from amending or repealing this provision in the future.

Limitation of Liability and Indemnification

Maryland law permits a corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from:

•	actual receipt of an improper benefit or profit in money, property or services; or

•	a final judgment based upon a finding of active and deliberate dishonesty by the director or officer that was material to the cause of action adjudicated.

Our charter contains such a provision that eliminates such liability to the maximum extent permitted by Maryland law.

Our charter authorizes us to obligate ourselves, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify, and to pay or reimburse reasonable expenses in advance of final disposition of a final proceeding to, any of our present or former directors or officers or any individual who, while a director or officer and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee.  The indemnification covers any claim or liability arising from such status against the person.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.

Maryland law permits us to indemnify our present and former directors and officers against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit of money, property or services; or

•	in the case of a criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

However, Maryland law prohibits us from indemnifying our present and former directors and officers for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received unless in either case a court orders indemnification and then only for expenses.  Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification; and

•	a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed by us if it is ultimately determined that the standard of conduct is not met.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any capacity described above and to any of our or our predecessors’ employees or agents.

In addition, indemnification could reduce the legal remedies available to us and our stockholders against our officers and directors.  The Securities and Exchange Commission takes the position that indemnification against liabilities arising under the Securities Act is against public policy and unenforceable.  Indemnification of our directors and officers may not be allowed for liabilities arising from or out of a violation of state or federal securities laws, unless one or more of the following conditions are met:

•	there has been a adjudication on the merits in favor of the director or officer on each count involving alleged securities law violations;

•	all claims against the director or officer have been dismissed with prejudice on the merits by a court of competent jurisdiction; or

•
a court of competent jurisdiction approves a settlement of the claims against the director or officer and finds that indemnification with respect to the settlement and the related costs should be allowed after being advised of the position of the Securities and Exchange Commission and of the published position of any state securities regulatory authority in which the securities were offered as to indemnification for violations of securities laws.

Meetings of Stockholders

Special meetings of stockholders may be called only by our board of directors, the chairman of our board of directors, our chief executive officer, our president or our secretary upon the written request of the holders of common stock entitled to cast not less than a majority of all votes entitled to be cast at such meeting.  Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting.

Advance Notice of Director Nominations and New Business

Our bylaws provide that, with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders at the annual meeting may be made only:

•	pursuant to our notice of the meeting;

•	by or at the direction of our board of directors; or

•
by a stockholder who was a stockholder of record both at the time of the giving of notice by the stockholder and at the time of the meeting, who is entitled to vote at the meeting and has complied with the advance notice procedures set forth in our bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting of stockholders and nominations of individuals for election to our board of directors may be made only:

•	pursuant to our notice of the meeting;

•	by our board of directors; or

•
provided that our board of directors has determined that directors shall be elected at such meeting, by a stockholder who was a stockholder of record both at the time of the provision of notice and at the time of the meeting who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in our bylaws.

The purpose of requiring stockholders to give advance notice of nominations and other proposals is to afford our board of directors the opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposals and, to the extent considered necessary by our board of directors, to inform stockholders and make recommendations regarding the nominations or other proposals.  The advance notice procedures also permit a more orderly procedure for conducting our stockholder meetings.  Although our bylaws do not give our board of directors the power to disapprove timely stockholder nominations and proposals, they may have the effect of precluding a contest for the election of directors or proposals for other action if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors to our board of directors or to approve its own proposal.

Possible Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five of the following provisions:

•	a classified board of directors, meaning that the directors may be divided into up to three classes with only one class standing for election in any year,

•	a director may be removed only by a two-thirds vote of the stockholders,

•	a requirement that the number of directors be fixed only by vote of the directors,

•
a requirement that a vacancy on the board of directors be filled only by the remaining directors and for the new director to serve the remainder of the full term of the class of directors in which the vacancy occurred, and

•	a requirement that stockholder-called special meetings of stockholders may only be called by stockholders holding a majority of the outstanding stock.

Pursuant to our charter, we have elected to be subject to the provisions of Subtitle 8 that requires that vacancies on our board may be filled only by the remaining directors and for the full term of the directorship in which the vacancy occurred.  Through provisions in our charter and bylaws unrelated to Subtitle 8, we already (a) require a two-thirds vote for the removal of any director from our board, (b) vest in our board of directors the exclusive power to fix the number of directorships, and (c) require that stockholder-called special meetings of stockholders may only be called by stockholders holding a majority of our outstanding stock.  Further, although we do not currently have a classified board of directors, Subtitle 8 permits our board of directors, without stockholder approval and regardless of what is provided in our charter or bylaws, to implement takeover defenses that we may not yet have, such as dividing the members of our board of directors into up to three classes with only one class standing for election in any year.

The business combination and control share acquisition provisions of Maryland law (if the applicable resolution of our board of directors is repealed or the provisions in our bylaws are rescinded), the provisions of our charter on the removal of directors, the ownership limitations required to protect our REIT status, the board of directors’ ability to increase the aggregate number of shares of capital stock and issue shares of preferred stock with differing terms and conditions, and the advance notice provisions of our bylaws could have the effect of delaying, deterring or preventing a transaction or a change in control that might involve a premium price for you or might otherwise be in your best interest.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

This section summarizes the federal income tax issues that you, as a holder of shares of our common stock, may consider relevant.  Hunton & Williams LLP has acted as our tax counsel, has reviewed this summary, and is of the opinion that the discussion contained herein is accurate in all material respects.  Because this section is a summary, it does not address all aspects of taxation that may be relevant to particular holders in light of their personal investment or tax circumstances, or to certain types of holders that are subject to special treatment under the federal income tax laws, such as insurance companies, tax-exempt organizations, financial institutions or broker-dealers, and non-U.S. individuals and foreign corporations (except to the extent discussed in “Taxation of Non-U.S. Stockholders” below).

The statements in this section and the opinion of Hunton & Williams LLP are based on the current federal income tax laws governing qualification as a REIT. We cannot assure you that new laws, interpretations of law, or court decisions, any of which may take effect retroactively, will not cause any statement in this section to be inaccurate.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership and sale of our common stock and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership, sale and election, and regarding potential changes in applicable tax laws.

Taxation of Our Company

We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 2004. We believe that we are organized and we operate in such a manner so as to qualify for taxation as a REIT under the federal income tax laws, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to remain qualified as a REIT.  This section discusses the laws governing the federal income tax treatment of a REIT. These laws are highly technical and complex.

In connection with this prospectus, Hunton & Williams LLP is rendering an opinion that we qualified to be taxed as a REIT for our taxable years ended December 31, 2009 through December 31, 2011, and our organization and current and proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT for our taxable year ended December 31, 2012 and subsequent taxable years. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our assets and the conduct of our business, and is not binding upon the IRS or any court and speaks as of the date issued. In addition, Hunton & Williams LLP’s opinion is based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that fall within specified categories, the diversity of our stock ownership, and the percentage of our earnings that we distribute. Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year will satisfy such requirements.  Hunton & Williams LLP’s opinion does not foreclose the possibility that we may have to use one or more of the REIT savings provisions described below, which would require us to pay an excise or penalty tax (which could be material) in order for us to maintain our REIT qualification.    For a discussion of the tax consequences of our failure to qualify as a REIT, see “— Failure to Qualify”.

As a REIT, we generally will not be subject to federal income tax on the REIT taxable income that we distribute to our stockholders, but taxable income generated by our TRS, Hypotheca Capital, LLC, or Hypotheca, New York Mortgage Funding, LLC, or NYMF, and NYMT Residential Tax, LLC, or NYMT Residential, will be subject to regular corporate income tax. The benefit of that tax treatment is that it avoids the double taxation, or taxation at both the corporate and stockholder levels, that generally applies to distributions by a corporation to its stockholders. However, we will be subject to federal tax in the following circumstances:

•
We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to stockholders.

•	We will pay income tax at the highest corporate rate on:

•	net income from the sale or other disposition of property acquired through foreclosure, or foreclosure property, that we hold primarily for sale to customers in the ordinary course of business, and

•	other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on our net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•
If we fail to satisfy one or both of the 75% gross income test or the 95% gross income test, as described below under  “— Gross Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on the gross income attributable to the greater of the amount by which we fail the 75% gross income test or the 95% gross income test, in either case, multiplied by a fraction intended to reflect our profitability.

•
If we fail any of the asset tests, other than a de minimis failure of the 5% asset test or the 10% vote or value test, as described below under “— Asset Tests,” as long as the failure was due to reasonable cause and not to willful neglect, we file a description of the assets that caused such failure with the IRS, and we dispose of the assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure, we will pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy any of the asset tests.

•
If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests or the asset tests, as long as such failure was due to reasonable cause and not to willful neglect, we will be required to pay a penalty of $50,000 for each such failure.

•	If we fail to distribute during a calendar year at least the sum of:

•	85% of our REIT ordinary income for the year,

•	95% of our REIT capital gain net income for the year, and

•	any undistributed taxable income required to be distributed from earlier periods,

we will pay a 4% nondeductible excise tax on the excess of the required distribution over the amount we actually distributed.

•
We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that we make a timely designation of such gain to the stockholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	We will be subject to a 100% excise tax on transactions between us and a TRS that are not conducted on an arm’s-length basis.

•
If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference either to the C corporation’s basis in the asset or to another asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of the asset during the 10-year period after we acquire the asset. The amount of gain on which we will pay tax is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition, and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired it.

•
If we own a residual interest in a REMIC, we will be taxable at the highest corporate rate on the portion of any excess inclusion income that we derive from the REMIC residual interests equal to the percentage of our stock that is held by “disqualified organizations.” Although the law is not entirely clear, the IRS has taken the position that similar rules may apply if we own an equity interest in a taxable mortgage pool. To the extent that we own a REMIC residual interest or an equity interest in a taxable mortgage pool through a TRS, we will not be subject to this tax. For a discussion of “excess inclusion income,” see “Requirements for Qualification — Organizational Requirements — Taxable Mortgage Pools.” A “disqualified organization” includes:

•	the United States;

•	any state or political subdivision of the United States;

•	any foreign government;

•	any international organization;

•	any agency or instrumentality of any of the foregoing;

•
any other tax-exempt organization, other than a farmer’s cooperative described in section 521 of the Internal Revenue Code, that is exempt both from income taxation and from taxation under the unrelated business taxable income provisions of the Internal Revenue Code; and

•	any rural electrical or telephone cooperative.

For this reason, our charter prohibits disqualified organizations from owning our stock.

Requirements for Qualification

Organizational Requirements

A REIT is a corporation, trust, or association that meets each of the following requirements:

(1) It is managed by one or more trustees or directors.

(2) Its beneficial ownership is evidenced by transferable shares, or by transferable certificates of beneficial interest.

(3) It would be taxable as a domestic corporation, but for the REIT provisions of the federal income tax laws.

(4) It is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws.

(5) At least 100 persons are beneficial owners of its shares or ownership certificates.

(6) Not more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, which the federal income tax laws define to include certain entities, during the last half of any taxable year.

(7) It elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status.

(8) It meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Requirements 5 and 6 applied to us beginning with our 2005 taxable year. If we comply with all the requirements for ascertaining the ownership of our outstanding stock in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for that taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our stock in proportion to their actuarial interests in the trust for purposes of requirement 6.

We believe that we have issued sufficient stock with sufficient diversity of ownership to satisfy requirements 5 and 6. In addition, our charter restricts the ownership and transfer of our stock so that we should continue to satisfy these requirements. The provisions of our charter restricting the ownership and transfer of our common stock are described in “Description of the Plan — 24.  Are there any other limits on the purchase of shares of common stock under the Plan?”

Qualified REIT Subsidiaries. A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation all of the capital stock of which is owned by the REIT and that has not elected to be a TRS. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

Other Disregarded Entities and Partnerships. An unincorporated domestic entity, such as a limited liability company that has a single owner generally is not treated as an entity separate from its parent for federal income tax purposes. An unincorporated domestic entity with two or more owners generally is treated as a partnership for federal income tax purposes. In the case of a REIT that is a partner in a partnership that has other partners, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its allocable share of the gross income of the partnership for purposes of the applicable REIT qualification tests. For purposes of the 10% value test (described in “— Asset Tests”), our proportionate share is based on our proportionate interest in the equity interests and certain debt securities issued by the partnership. For all of the other asset and income tests, our proportionate share is based on our proportionate interest in the capital interests in the partnership. Thus, our proportionate share of the assets, liabilities, and items of income of any partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we acquire an interest, directly or indirectly, will be treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

Taxable REIT Subsidiaries. A REIT is permitted to own up to 100% of the stock of one or more TRSs. A TRS is a fully taxable corporation that may earn income that would not be qualifying income if earned directly by the parent REIT. The subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% of the value of a REIT’s assets may consist of stock or securities of one or more TRSs.  A corporation will not qualify as a TRS if it directly or indirectly operates or manages any hotels or health care facilities or provides rights to any brand name under which any hotel or health care facility is operated.

A TRS will pay income tax at regular corporate rates on any income that it earns. In addition, the TRS rules limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s tenants that are not conducted on an arm’s-length basis. We have elected to treat Hypotheca, its wholly owned subsidiary, The New York Mortgage Company, Inc.,  NYMF, and NYMT Residential as TRSs.  We may elect to treat additional entities asTRSs in the future.  Our TRSs are subject to corporate income tax on their taxable income.  We believe that all transactions between us and our TRSs have been and will be conducted on an arm’s-length basis.

Taxable Mortgage Pools. An entity, or a portion of an entity, may be classified as a taxable mortgage pool, or TMP, under the Internal Revenue Code if:

•	substantially all of its assets consist of debt obligations or interests in debt obligations;

•	more than 50% of those debt obligations are real estate mortgage loans or interests in real estate mortgage loans as of specified testing dates;

•	the entity has issued debt obligations that have two or more maturities; and

•	the payments required to be made by the entity on its debt obligations “bear a relationship” to the payments to be received by the entity on the debt obligations that it holds as assets.

Under U.S. Treasury regulations, if less than 80% of the assets of an entity (or a portion of an entity) consist of debt obligations, these debt obligations are considered not to comprise “substantially all” of its assets, and therefore the entity would not be treated as a TMP.

We may make investments or enter into financing and securitization transactions that give rise to our being considered to be, or to own an interest in, one or more TMPs. Where an entity, or a portion of an entity, is classified as a TMP, it is generally treated as a taxable corporation for federal income tax purposes. However, special rules apply to a REIT, a portion of a REIT, or a qualified REIT subsidiary, that is a TMP. The portion of the REIT’s assets, held directly or through a qualified REIT subsidiary, that qualifies as a TMP is treated as a qualified REIT subsidiary that is not subject to corporate income tax, and the TMP classification does not affect the tax status of the REIT. Rather, the consequences of the TMP classification would generally, except as described below, be limited to the REIT’s stockholders. The Treasury Department has yet to issue regulations governing the tax treatment of the stockholders of a REIT that owns an interest in a TMP.

If a REIT is a TMP, or if a REIT owns a qualified REIT subsidiary that is a TMP, then a portion of the REIT’s income will be treated as “excess inclusion income” and a portion of the dividends the REIT pays to its stockholders will be considered to be excess inclusion income.  A stockholder’s share of excess inclusion income: (i) would not be allowed to be offset by any net operating losses otherwise available to the stockholder; (ii) would be subject to tax as unrelated business taxable income in the hands of most types of stockholders that are otherwise generally exempt from federal income tax; and (iii) would result in the application of federal income tax withholding at the maximum rate (30%) (and any otherwise available rate reductions under income tax treaties would not apply) to the extent allocable to most types of foreign stockholders.  IRS guidance indicates that our excess inclusion income will be allocated among our stockholders in proportion to our dividends paid.  However, the manner in which excess inclusion income would be allocated to dividends attributable to a tax year that are not paid until a subsequent tax year or to dividends attributable to a portion of a tax year when no excess inclusion income-generating assets were held or how such income is to be reported to stockholders is not clear under current law.  Although the law is unclear, the IRS has taken the position that a REIT is taxable at the highest corporate tax rate on the portion of any excess inclusion income that it derives from an equity interest in a TMP equal to the percentage of its stock that is held in record name by “disqualified organizations.”  To the extent that our stock owned by “disqualified organizations” is held in street name by a broker-dealer or other nominee, the broker-dealer or nominee would be liable for a tax at the highest corporate rate on the portion of our excess inclusion income allocable to the stock held on behalf of the disqualified organizations.  See “— Taxation of Our Company” for a discussion of “disqualified organizations.”  A regulated investment company or other pass-through entity owning our stock will be subject to tax at the highest corporate tax rate on any excess inclusion income allocated to their record name owners that are disqualified organizations.  Tax-exempt investors, foreign investors, taxpayers with net operating losses, regulated investment companies, pass-through entities and broker-dealers and other nominees should carefully consider the tax consequences described above and are urged to consult their tax advisors in connection with their decision to invest in or hold our stock.

If we were to own less than 100% of the ownership interests in an entity that is classified as a TMP, the foregoing rules would not apply. Rather, the entity would be treated as a corporation for federal income tax purposes, and its income would be subject to corporate income tax. In addition, this characterization would alter our REIT income and asset test calculations and could adversely affect our compliance with those requirements. We currently do not own, and currently do not intend to own some, but less than all, of the ownership interests in an entity that is or will become a taxable mortgage pool, and we intend to monitor the structure of any taxable mortgage pools in which we have an interest to ensure that they will not adversely affect our status as a REIT.

We have entered into a securitization transaction pursuant to which one of our subsidiaries that is disregarded for federal income tax purposes issued two classes of notes secured by certain multi-family CMBS. The senior note was sold to a third-party and the subordinate note was retained. This securitization transaction could become a TMP that could produce excess inclusion income if we transferred the retained, subordinate note to a third-party or one of our TRSs. We have no intention of transferring the retained, subordinate note, and therefore do not anticipate generating excess inclusion income.

Gross Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgage loans on real property or qualified temporary investment income. Qualifying income for purposes of the 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by a mortgage on real property, or on interests in real property;

•	dividends or other distributions on, and gain from the sale of, shares in other REITs;

•	gain from the sale of real estate assets;

•	amounts, such as commitment fees, received in consideration for entering into an agreement to make a loan secured by real property, unless such amounts are determined by income and profits;

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income derived from a REMIC in proportion to the real estate assets held by the REMIC, unless at least 95% of the REMIC’s assets are real estate assets, in which case all of the income derived from the REMIC; and

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income derived from the temporary investment of new capital that is attributable to the issuance of our stock or a public offering of our debt with a maturity date of at least five years and that we receive during the one-year period beginning on the date on which we received such new capital.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of interest and dividends, gain from the sale or disposition of stock or securities or any combination of these. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both the numerator and the denominator in both income tests.  Income and gain from “hedging transactions,” as defined in “— Hedging Transactions,” that we entered into on or before July 30, 2008 to hedge indebtedness incurred or to be incurred to acquire or carry real estate assets and that are clearly and timely identified as such are excluded from both the numerator and the denominator for purposes of the 95% gross income test (but are non qualifying income for purposes of the 75% gross income test). Income and gain from hedging transactions entered into after July 30, 2008 are excluded from both the numerator and the denominator for purposes of both the 75% and 95% gross income tests. In addition, cancellation of indebtedness income and certain foreign currency gains will be excluded from gross income for purposes of one or both of the gross income tests. See “— Foreign Currency Gain.”  We will monitor the amount of our nonqualifying income and we will manage our portfolio to comply at all times with the gross income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Interest. The term “interest,” as defined for purposes of both gross income tests, generally excludes any amount that is based in whole or in part on the income or profits of any person. However, interest generally includes the following:

•	an amount that is based on a fixed percentage or percentages of receipts or sales; and

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an amount that is based on the income or profits of a debtor, as long as the debtor derives substantially all of its income from the real property securing the debt from leasing substantially all of its interest in the property, and only to the extent that the amounts received by the debtor would be qualifying “rents from real property” if received directly by a REIT.

If a loan contains a provision that entitles a REIT to a percentage of the borrower’s gain upon the sale of the real property securing the loan or a percentage of the appreciation in the property’s value as of a specific date, income attributable to that loan provision will be treated as gain from the sale of the property securing the loan, which generally is qualifying income for purposes of both gross income tests.

Interest on debt secured by a mortgage on real property or on interests in real property, including, for this purpose, discount points, prepayment penalties, loan assumption fees, and late payment charges that are not compensation for services, generally is qualifying income for purposes of the 75% gross income test.  In general, under applicable Treasury Regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan determined as of (i) the date we agreed to acquire or originate the loan or (ii) as discussed further below, in the event of a “significant modification,” the date we modified the loan, then a portion of the interest income from such loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test.  Although the law is not entirely clear, a portion of the loan will likely be a non-qualifying asset for purposes of the 75% asset test. The non-qualifying portion of such a loan would be subject to, among other requirements, the 10% value test.  See “— Asset Tests” below.

We invest primarily in Agency RMBS, prime ARM loans held in securitization trusts and CMBS.  Other than income from embedded derivative instruments as described below, all of the income on our Agency RMBS is qualifying income for purposes of the 95% gross income test.  The Agency RMBS are treated either as interests in a grantor trust or as interests in a REMIC for federal income tax purposes.  In the case of Agency RMBS and CMBS treated as interests in grantor trusts, we are treated as owning an undivided beneficial ownership interest in the mortgage loans held by the grantor trust.  The interest on such mortgage loans and the prime ARM loans held in securitization trusts is qualifying income for purposes of the 75% gross income test to the extent that the obligation is secured by real property, as discussed above.  In the case of Agency RMBS and CMBS treated as interests in a REMIC, income derived from REMIC interests will generally be treated as qualifying income for purposes of the 75% gross income test.  If less than 95% of the assets of the REMIC are real estate assets, however, then only a proportionate part of our interest in the REMIC and income derived from the interest will qualify for purposes of the 75% gross income test.  In addition, some REMIC securitizations include imbedded interest rate swap or cap contracts or other derivative instruments that potentially could produce non-qualifying income for the holders of the related REMIC securities.  We believe that substantially all of our income from Agency RMBS, prime ARM loans held in securitization trusts and CMBS is qualifying income for the 75% and 95% gross income tests.

Certain of the terms of our mortgage loans held by our securitization trusts may in the future be modified to avoid foreclosure actions and for other reasons.  Under the Code, if the terms of a loan are modified in a manner constituting a “significant modification,” such modification triggers a deemed exchange of the original loan for the modified loan. IRS Revenue Procedure 2011-16 provides a safe harbor pursuant to which we will not be required to redetermine the fair market value of the real property securing a loan for purposes of the gross income and asset tests in connection with a loan modification that is: (i) occasioned by a borrower default; or (ii) made at a time when we reasonably believe that the modification to the loan will substantially reduce a significant risk of default on the original loan.  No assurance can be provided that all of our loan modifications have or will qualify for the safe harbor in Revenue Procedure 2011-16.  To the extent we significantly modify loans in a manner that does not qualify for that safe harbor, we will be required to redetermine the value of the real property securing the loan at the time it was significantly modified. In determining the value of the real property securing such a loan, we generally will not obtain third-party appraisals, but rather will rely on internal valuations. No assurance can be provided that the IRS will not successfully challenge our internal valuations.  If the terms of our mortgage loans are significantly modified in a manner that does not qualify for the safe harbor in Revenue Procedure 2011-16 and the fair market value of the real property securing such loans has decreased significantly, we could fail the 75% gross income test, the 75% asset test and/or the 10% value test.

We may acquire distressed mortgage loans.  Revenue Procedure 2011-16 provides that that the IRS will treat distressed mortgage loans acquired by a REIT that are secured by real property and other property as producing in part non-qualifying income for the 75% gross income test.  Specifically, Revenue Procedure 2011-16 indicates that interest income on such a distressed mortgage loan will be treated as qualifying income based on the ratio of: (i) the fair market value of the real property securing the debt determined as of the date the REIT committed to acquire the loan; and (ii) the face amount of the loan (and not the purchase price or current value of the loan).  The face amount of a distressed mortgage loan will typically exceed the fair market value of the real property securing the mortgage loan on the date the REIT commits to acquire the loan.  We will invest in distressed mortgage loans in a manner that is consistent with maintaining our qualification as a REIT.

We have entered into sale and repurchase agreements under which we nominally sold certain of our mortgage assets to a counterparty and simultaneously entered into an agreement to repurchase the sold assets.  Based on positions the IRS has taken in analogous situations, we believe that we will be treated for purposes of the REIT gross income and asset tests (see “—Asset Tests” below) as the owner of the mortgage assets that are the subject of any such agreement notwithstanding that we transferred record ownership of the assets to the counterparty during the term of the agreement.  It is possible, however, that the IRS could assert that we did not own the mortgage assets during the term of the sale and repurchase agreement, in which case our ability to qualify as a REIT could be adversely affected.

The interest, original issue discount, and market discount income that we receive from our mortgage loans and mortgage-backed securities generally will be qualifying income for purposes of both gross income tests. However, as discussed above, if the fair market value of the real estate securing any of our loans is less than the principal amount of the loan, a portion of the income from that loan will be qualifying income for purposes of the 95% gross income test but not the 75% gross income test.

We have invested in Agency RMBS through TBA contracts and have recognized gain or loss upon the disposition of our investment in TBA contracts. The law is unclear regarding whether gains from dispositions of TBA contracts will be treated as gains from the sale of real property (including interests in real property and interests in mortgages on real property) or other qualifying income for purposes of the 75% gross income test. Until we receive a favorable private letter ruling from the IRS or we receive an opinion of counsel to the effect that income and gain from the disposition of TBA contracts should be treated as qualifying income for purposes of the 75% gross income test, we will either invest and dispose of TBA contracts through a TRS or we will limit our gains from dispositions of TBA contracts and any non-qualifying income to no more than 25% of our gross income for each calendar year. Accordingly, our ability to dispose of TBA contracts through dollar roll transactions or otherwise, could be limited. Moreover, even if we are advised by counsel that income and gains from dispositions of TBA contracts should be treated as qualifying income, it is possible that the IRS could successfully take the position that such income is not qualifying income. In the event that such income were determined not to be qualifying for the 75% gross income test, we could be subject to a penalty tax or we could fail to qualify as a REIT if such income and any non-qualifying income exceeds 25% of our gross income. See “— Failure to Qualify.”

Dividends. Our share of any dividends received from any corporation (including Hypotheca, NYMF, NYMT Residential, and any other TRS, but excluding any REIT) in which we own an equity interest will qualify for purposes of the 95% gross income test but not for purposes of the 75% gross income test. Our share of any dividends received from any other REIT in which we own an equity interest will be qualifying income for purposes of both gross income tests.

Fee Income.  Fee income generally is qualifying income for purposes of both the 75% and 95% gross income tests if it is received in consideration for entering into an agreement to make a loan secured by real property and the fees are not determined by income and profits. Other fees generally are not qualifying income for purposes of either gross income test. Any fees earned by a TRS are not included for purposes of the gross income tests.

Foreign Currency Gain.  Certain foreign currency gains are excluded from gross income for purposes of one or both of the gross income tests. “Real estate foreign exchange gain” is excluded from gross income for purposes of the 75% gross income test. Real estate foreign exchange gain generally includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 75% gross income test, foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property and certain foreign currency gain attributable to certain “qualified business units” of a REIT. “Passive foreign exchange gain” is excluded from gross income for purposes of the 95% gross income test. Passive foreign exchange gain generally includes real estate foreign exchange gain as described above, and also includes foreign currency gain attributable to any item of income or gain that is qualifying income for purposes of the 95% gross income test and foreign currency gain attributable to the acquisition or ownership of (or becoming or being the obligor under) obligations secured by mortgages on real property or on interest in real property. Because passive foreign exchange gain includes real estate foreign exchange gain, real estate foreign exchange gain is excluded from gross income for purposes of both the 75% and 95% gross income test. These exclusions for real estate foreign exchange gain and passive foreign exchange gain do not apply to foreign currency gain derived from dealing, or engaging in substantial and regular trading, in securities. Such gain is treated as nonqualifying income for purposes of both the 75% and 95% gross income tests.

Rents from Real Property.  As a result of foreclosures on mortgage loans held by our securitization trusts, we hold a small portfolio of residential real property.  We do not intend to acquire any real property, but we may acquire real property or an interest therein in the future. Rents we receive with respect to real property or an interest therein will qualify as “rents from real property” in satisfying the gross income requirements for a REIT described above only if the following conditions are met:

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First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on fixed percentages of receipts or sales.

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Second, rents we receive from a “related party tenant” will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a TRS, at least 90% of the property is leased to unrelated tenants and the rent paid by the TRS is substantially comparable to the rent paid by the unrelated tenants for comparable space and the rent is not attributable to a modification of a lease with a controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock). A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant.

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Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

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Fourth, we generally must not operate or manage our real property or furnish or render noncustomary services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we may provide services directly to tenants if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “noncustomary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a TRS, which may provide customary and noncustomary services to tenants without tainting its rental income from the related properties.

Hedging Transactions. From time to time, we enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts.  Income and gain from “hedging transactions” entered into on or before July 30, 2008 is excluded from gross income for purposes of the 95% gross income test (but is treated as nonqualifying income for purposes of the 75% gross income test).  Income and gain from hedging transactions entered into after July 30, 2008 are excluded from gross income for purposes of both the 75% and 95% gross income tests.  A “hedging transaction” includes any transaction entered into in the normal course of our trade or business primarily to manage the risk of interest rate changes, price changes, or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets.  A “hedging transaction” also includes any transaction entered into after July 30, 2008 primarily to manage risk of currency fluctuations with respect to any item of income or gain that is qualifying income for purposes of the 75% or 95% gross income test (or any property which generates such income or gain).  We are required to clearly identify any such hedging transaction before the close of the day on which it was acquired, originated, or entered into and satisfy certain other identification requirements. To the extent that we hedge or for other purposes, or to the extent that a portion of our mortgage loans is not secured by “real estate assets” (as described below under “— Asset Tests”) or in other situations, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We have structured and intend to continue to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Prohibited Transactions. A REIT will incur a 100% tax on the net income  (including foreign currency gain) derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. We believe that none of our assets will be held primarily for sale to customers and that a sale of any of our assets will not be in the ordinary course of our business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends, however, on the facts and circumstances in effect from time to time, including those related to a particular asset. Nevertheless, we will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot assure you, however, that we can comply with the safe-harbor provisions or that we will avoid owning property that may be characterized as property that we hold “primarily for sale to customers in the ordinary course of a trade or business.”  If we decide to sell assets in a manner that might expose us to the 100% prohibited transactions tax, we may contribute those assets to a TRS prior to marketing and sale of those assets to avoid the prohibited transactions tax.  No assurance can be given, however, that the IRS will respect the transaction by which those assets are contributed to the TRS and even if the contribution transaction is respected, the TRS may incur a significant tax liability as a result of those sales.

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income  (including foreign currency gain) from foreclosure property, other than income that otherwise would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of that income. However, gross income from foreclosure property will qualify under the 75% and 95% gross income tests. Foreclosure property is any real property, including interests in real property, and any personal property incident to such real property:

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that is acquired by a REIT as the result of the REIT having bid on such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on indebtedness that such property secured;

•	for which the related loan or lease was acquired by the REIT at a time when the default was not imminent or anticipated; and

•	for which the REIT makes a proper election to treat the property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property at the end of the third taxable year following the taxable year in which the REIT acquired the property, or longer if an extension is granted by the Secretary of the Treasury. This grace period terminates and foreclosure property ceases to be foreclosure property on the first day:

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on which a lease is entered into for the property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test, or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

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on which any construction takes place on the property, other than completion of a building or any other improvement, where more than 10% of the construction was completed before default became imminent; or

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which is more than 90 days after the day on which the REIT acquired the property and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

Although we have not made any foreclosure property elections, we may do so in the future.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for that year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests was due to reasonable cause and not due to willful neglect; and

•	following such failure for any taxable year, a schedule of the sources of our income is filed with the IRS.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “— Taxation of Our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (i) the amount by which we fail the 75% gross income test or (ii) the amount by which 95% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied by a fraction intended to reflect our profitability.

Asset Tests

To qualify as a REIT, we also must satisfy the following asset tests at the end of each quarter of each taxable year. First, at least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables, certain money market funds, and, in certain circumstances, foreign currencies;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgage loans secured by real property;

•	stock in other REITs;

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investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or public offerings of debt with at least a five-year term; and

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regular or residual interests in a REMIC.  However, if less than 95% of the assets of a REMIC consists of assets that are qualifying real estate-related assets under the federal income tax laws, determined as if we held such assets, we will be treated as holding directly our proportionate share of the assets of such REMIC.

Second, of our investments not included in the 75% asset class, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets, or the 5% asset test.

Third, of our investments not included in the 75% asset class, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities, or the 10% vote or value test.

Fourth, no more than 25% of the value of our total assets may consist of the securities of one or more TRSs.

Fifth, no more than 25% of the value of our total assets may consist of the securities of TRSs and other non-TRS taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test, or the 25% securities test.

For purposes of the 5% asset test, the 10% vote or value test and the 25% securities test, the term “securities” does not include stock in another REIT, equity or debt securities of a qualified REIT subsidiary or TRS, mortgage loans or mortgage-backed securities that constitute real estate assets, or equity interests in a partnership.  For purposes of the 10% value test, the term “securities” does not include:

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“Straight debt” securities, which is defined as a written unconditional promise to pay on demand or on a specified date a sum certain in money if (i) the debt is not convertible, directly or indirectly, into stock, and (ii) the interest rate and interest payment dates are not contingent on profits, the borrower’s discretion, or similar factors.  “Straight debt” securities do not include any securities issued by a partnership or a corporation in which we or any controlled TRS (i.e., a TRS in which we own directly or indirectly more than 50% of the voting power or value of the stock) hold non-“straight debt” securities that have an aggregate value of more than 1% of the issuer’s outstanding securities. However, “straight debt” securities include debt subject to the following contingencies:

•
a contingency relating to the time of payment of interest or principal, as long as either (i) there is no change to the effective yield of the debt obligation, other than a change to the annual yield that does not exceed the greater of 0.25% or 5% of the annual yield, or (ii) neither the aggregate issue price nor the aggregate face amount of the issuer’s debt obligations held by us exceeds $1 million and no more than 12 months of unaccrued interest on the debt obligations can be required to be prepaid; and

•	a contingency relating to the time or amount of payment upon a default or prepayment of a debt obligation, as long as the contingency is consistent with customary commercial practice.

•	Any loan to an individual or an estate.

•	Any “section 467 rental agreement,” other than an agreement with a related party tenant.

•	Any obligation to pay “rents from real property.”

•	Certain securities issued by governmental entities.

•	Any security issued by a REIT.

•	Any debt instrument of an entity treated as a partnership for federal income tax purposes to the extent of our interest as a partner in the partnership.

•
Any debt instrument of an entity treated as a partnership for federal income tax purposes not described in the preceding bullet points if at least 75% of the partnership’s gross income, excluding income from prohibited transactions, is qualifying income for purposes of the 75% gross income test described above in “— Requirements for Qualification — Gross Income Tests.”

The asset tests described above are based on our gross assets.
We invest primarily in Agency RMBS consisting of pass-through certificates and IOs, as well as prime ARM loans held in securitization trusts and multi-family CMBS.  We believe that these assets qualify as real estate assets or as government securities.

As discussed above under “— Gross Income Tests,” we, through our securitization trusts, own mortgage loans and we may invest in distressed mortgage loans.  In general, under the applicable Treasury Regulations, if a loan is secured by real property and other property and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property securing the loan as of: (i) the date we agreed to acquire or originate the loan; or (ii) in the event of a significant modification, the date we modified the loan, then a portion of the interest income from such a loan will not be qualifying income for purposes of the 75% gross income test, but will be qualifying income for purposes of the 95% gross income test.  Although the law is not entirely clear, a portion of the loan will also likely be a non-qualifying asset for purposes of the 75% asset test.  The non-qualifying portion of such a loan would be subject to, among other requirements, the 10% vote or value test.  IRS Revenue Procedure 2011-16 provides a safe harbor under which the IRS has stated that it will not challenge a REIT’s treatment of a loan as being, in part, a qualifying real estate asset in an amount equal to the lesser of: (i) the fair market value of the real property securing the loan determined as of the date the REIT committed to acquire the loan; or (ii) the fair market value of the loan on the date of the relevant quarterly REIT asset testing date.  Under the safe harbor, when the current value of a distressed mortgage loan exceeds the fair market value of the real property that secures the loan, determined as of the date we committed to acquire or originate the loan, the excess will be treated as a non-qualifying asset.  Accordingly, an increasing portion of a distressed mortgage loan will be treated as a non-qualifying asset as the value of the distressed mortgage loan increases.  To the extent we invest in distressed mortgage loans, we will do so in a manner consistent with maintaining our qualification as a REIT.

We have entered into sale and repurchase agreements under which we nominally sold certain of our Agency RMBS to a counterparty and simultaneously entered into an agreement to repurchase the sold assets in exchange for a purchase price that reflects a financing charge. Based on positions the IRS has taken in analogous situations, we believe that we are treated for REIT asset and income test purposes as the owner of the Agency RMBS that are the subject of such agreements notwithstanding that such agreements may transfer record ownership of the assets to the counterparty during the term of the agreement. It is possible, however, that the IRS could assert that we did not own the Agency RMBS during the term of the sale and repurchase agreement, in which case we could fail to qualify as a REIT.

We have invested in TBA contracts and have recognized gain and loss upon the disposition of our investment in TBA contracts. The law is unclear with respect to the qualification of TBA contracts as real estate assets or Government securities for purposes of the 75% asset test. Until we receive a favorable private letter ruling from the IRS or we receive an opinion from counsel to the effect that TBA contracts should be treated as qualifying assets for purposes of the 75% asset test, we will either invest and dispose of TBA contracts through a TRS or we will limit our investment in TBA contracts and any non-qualifying assets to no more than 25% of our assets at the end of any calendar quarter and will limit our investments in TBA contracts with a single counterparty to no more than 5% of our assets at the end of any calendar quarter. Accordingly, our ability to purchase Agency RMBS through TBA contracts could be limited. Moreover, even if we are advised by counsel that TBA contracts should be treated as qualifying assets, it is possible that the IRS could successfully take the position that such assets are not qualifying assets. In the event that such assets were determined not to be qualifying for the 75% asset test, we could be subject to a penalty tax or we could fail to qualify as a REIT if the value of our TBA contracts and any non-qualifying assets exceeds 25% of our total assets at the end of any calendar quarter or if the value of our investments in TBA contracts with a single counterparty exceeds 5% of our assets at the end of any calendar quarter. See “—Failure to Qualify.”

We will monitor the status of our assets for purposes of the various asset tests and will seek to manage our portfolio to comply at all times with such tests. There can be no assurance, however, that we will be successful in this effort. In this regard, to determine our compliance with these requirements, we will need to value our investment in our assets to ensure compliance with the asset tests. Although we will seek to be prudent in making these estimates, there can be no assurances that the IRS might not disagree with these determinations and assert that a lower value is applicable. If we fail to satisfy the asset tests at the end of a calendar quarter, we will not lose our REIT status if:

•	we satisfied the asset tests at the end of the preceding calendar quarter; and

•
the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets.

If we did not satisfy the condition described in the second item, above, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose.

If we violate the 5% asset test or the 10% vote or value test described above at the end of any calendar quarter, we will not lose our REIT status so long as (i) the failure is de minimis (up to the lesser of 1% of our assets or $10 million) and (ii) we dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure. In the event of a more than de minimis failure of any of the asset tests, as long as the failure was due to reasonable cause and not to willful neglect, we will not lose our REIT status if we (i) dispose of assets or otherwise comply with the asset tests within six months after the last day of the quarter in which we identify such failure (ii) file a description of the assets that caused such failure with the IRS, and (iii) pay a tax equal to the greater of $50,000 or 35% of the net income from the nonqualifying assets during the period in which we failed to satisfy the asset tests.

We currently believe that our assets satisfy the foregoing asset test requirements. However, no independent appraisals have been or will be obtained to support our conclusions as to the value of our assets and securities, or in many cases, the real estate collateral for the mortgage loans we hold through our securitization trusts that support our Agency RMBS. Moreover, the values of some assets may not be susceptible to a precise determination. As a result, there can be no assurance that the IRS will not contend that our ownership of securities and other assets violates one or more of the asset tests applicable to REITs.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our stockholders in an aggregate amount at least equal to:

•	the sum of

•	90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and

•	90% of our after-tax net income, if any, from foreclosure property, minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for the year and pay the distribution on or before the first regular dividend payment date after such declaration.

In order for distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro-rata among all outstanding shares of stock within a particular class, and (ii) in accordance with the preferences among different classes of stock as set forth in our organizational documents.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to stockholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following the calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year,

•	95% of our REIT capital gain income for such year, and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distribute. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% nondeductible excise tax described above. We intend to continue to make timely distributions sufficient to satisfy the annual distribution requirements and to avoid corporate income tax and the 4% nondeductible excise tax.

It is possible that, from time to time, we may experience timing differences between the actual receipt of income and actual payment of deductible expenses and the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. Possible examples of those timing differences include the following:

•	Because we may deduct capital losses only to the extent of our capital gains, we may have taxable income that exceeds our economic income.

•
We will recognize taxable income in advance of the related cash flow if any of our mortgage loans or mortgage-backed securities are deemed to have original issue discount. We generally must accrue original issue discount based on a constant yield method that takes into account projected prepayments but that defers taking into account credit losses until they are actually incurred.

•
We may acquire investments that will be treated as having “market discount” for federal income tax purposes, because the investments will be debt instruments that we acquire for an amount less than their principal amount.  Under the federal income tax rules applicable to market discount and our elections under those rules, we are required to recognize market discount as ordinary income as it accrues. The recognition of market discount results in an acceleration of the recognition of taxable income to periods prior to the receipt of the related economic income. Further, to the extent that such an investment does not fully amortize according to its terms, we may never receive the economic income attributable to previously recognized market discount.

•
We may recognize taxable income without receiving a corresponding cash distribution if we foreclose on or make a significant modification to a loan, to the extent that the fair market value of the underlying property or the principal amount of the modified loan, as applicable, exceeds our basis in the original loan.

•	We may recognize phantom taxable income from any residual interests in REMICs or retained ownership interests in mortgage loans subject to collateralized mortgage obligation debt.

Although several types of non-cash income are excluded in determining the annual distribution requirement, we will incur corporate income tax and the 4% nondeductible excise tax with respect to those non-cash income items if we do not distribute those items on a current basis. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred stock.

We may satisfy the 90% distribution test with taxable distributions of our stock or debt securities. The IRS has issued private letter rulings to other REITs treating certain distributions that are paid partly in cash and partly in stock as dividends that would satisfy the REIT annual distribution requirement and qualify for the dividends paid deduction for federal income tax purposes. Those rulings may be relied upon only by taxpayers whom they were issued, but we could request a similar ruling from the IRS. In addition, the IRS previously issued a revenue procedure providing temporary authorization for publicly traded REITs to make elective cash/stock dividends, but that revenue procedure no longer applies. Accordingly, it is unclear whether and to what extent we will be able to make taxable dividends payable in cash and stock.  We have no current intention to make a taxable dividend payable in our stock.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the IRS based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our stockholders designed to disclose the actual ownership of our outstanding stock. We intend to comply with these requirements.

Failure to Qualify

If we fail to satisfy one or more requirements for REIT qualification, other than the gross income tests and the asset tests, we could avoid disqualification if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. In addition, there are relief provisions for a failure of the gross income tests and asset tests, as described in “— Gross Income Tests” and “— Asset Tests.”

If we fail to qualify as a REIT in any taxable year, and no relief provision applies, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we fail to qualify as a REIT, we would not be able to deduct amounts paid out to stockholders. In fact, we would not be required to distribute any amounts to stockholders in that year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to stockholders would be taxable as ordinary income. Subject to certain limitations of the federal income tax laws, corporate stockholders might be eligible for the dividends received deduction and domestic non-corporate stockholders might be eligible for the reduced federal income tax rate of up to 20% on such dividends. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Stockholders

The term “U.S. stockholder” means a holder of our common stock that, for U. S. federal income tax purposes, is:

•	a citizen or resident of the United States;

•
a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized under the laws of the United States or of a political subdivision of the United States;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•
any trust if (i) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in place to be treated as a U.S. person.

As long as we qualify as a REIT, a taxable U.S. stockholder must take into account as ordinary income distributions made out of our current or accumulated earnings and profits that we do not designate as capital gain dividends or retained long-term capital gain.  For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our preferred stock dividends and then to our common stock dividends.  A U.S. stockholder will not qualify for the dividends received deduction generally available to corporations.  In addition, dividends paid to a U.S. stockholder generally will not qualify for the 20% tax rate for “qualified dividend income.”

Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most U.S. noncorporate stockholders.  Because we are not generally subject to federal income tax on the portion of our REIT taxable income distributed to our stockholders, our dividends generally will not be eligible for the 20% rate on qualified dividend income.  As a result, our ordinary REIT dividends will be taxed at the higher tax rate applicable to ordinary income.  Currently, the highest marginal individual income tax rate on ordinary income is 36.9%.  However, the 20% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (i) attributable to dividends received by us from non-REIT corporations, such as our TRSs, and (ii) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a stockholder must hold our common stock for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our stock becomes ex-dividend.  Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on dividends received from us.

If we declare a distribution in October, November, or December of any year that is payable to a U.S. stockholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. stockholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

A U.S. stockholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. stockholder has held its common stock.  We generally will designate our capital gain dividends as either 20% or 25% rate distributions.  See “— Capital Gains and Losses.”  A corporate U.S. stockholder, however, may be required to treat up to 20% of certain capital gain dividends as a preference item.

We may elect to retain and pay income tax on the net long-term capital gain that we recognize in a taxable year.  In that case, a U.S. stockholder would be taxed on its proportionate share of our undistributed long-term capital gain.  The U.S. stockholder would receive a credit or refund for its proportionate share of the tax we paid.  The U.S. stockholder would increase the basis in its common stock by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

A U.S. stockholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the distribution does not exceed the adjusted basis of the U.S. stockholder’s common stock.  Instead, the distribution will reduce the adjusted basis of such common stock.  A U.S. stockholder will recognize a distribution in excess of both our current and accumulated earnings and profits and the U.S. stockholder’s adjusted basis in his or her common stock as long-term capital gain, or short-term capital gain if the common stock has been held for one year or less, assuming the common stock is a capital asset in the hands of the U.S. stockholder.

Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses.  Instead, these losses are generally carried over by us for potential offset against our future income.  Taxable distributions from us and gain from the disposition of the common stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the stockholder is a limited partner, against such income.  In addition, taxable distributions from us and gain from the disposition of our common stock generally will be treated as investment income for purposes of the investment interest limitations.  We will notify stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Any excess inclusion income we generate generally will be allocated among our stockholders to the extent that it exceeds our REIT taxable income in a particular year.  A stockholder’s share of excess inclusion income would not be allowed to be offset by any net operating losses otherwise available to the stockholder.

Taxation of U.S. Stockholders on the Disposition of Common Stock

In general, a U.S. stockholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our common stock as long-term capital gain or loss if the U.S. stockholder has held the common stock for more than one year and otherwise as short-term capital gain or loss.  However, a U.S. stockholder must treat any loss upon a sale or exchange of common stock held by such stockholder for six-months or less as a long-term capital loss to the extent of capital gain dividends and any other actual or deemed distributions from us that such U.S. stockholder treats as long-term capital gain.  All or a portion of any loss that a U.S. stockholder realizes upon a taxable disposition of the common stock may be disallowed if the U.S. stockholder purchases substantially identical common stock within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss.  The highest marginal individual income tax rate currently is 39.6%.  The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 20%.  The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.”  Individuals, trusts and estates whose income exceeds certain thresholds are also subject to a 3.8% Medicare tax on gain from the sale of our common stock.

With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate stockholders at a 20% or 25% rate.  Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant.  In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses.  A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000 ($1,500 for married individuals filing separate returns).  A non-corporate taxpayer may carry forward unused capital losses indefinitely.  A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates.  A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our stockholders and to the IRS the amount of dividends we pay during each calendar year, and the amount of tax we withhold, if any.  Under the backup withholding rules, a stockholder may be subject to backup withholding at a rate of 28% with respect to distributions unless the holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A stockholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the IRS.  Any amount paid as backup withholding will be creditable against the stockholder’s income tax liability. U.S. stockholders that hold their common stock through foreign accounts or intermediaries will be subject to U.S. withholding tax at a rate of 30% on dividends, for taxable years beginning after December 31, 2013, and proceeds of sale of our common stock, for taxable years beginning after December 31, 2016, if certain disclosure requirements related to U.S. accounts are not satisfied. In addition, we may be required to withhold a portion of capital gain distributions to any stockholders who fail to certify their non-foreign status to us.  For a discussion of the backup withholding rules as applied to non-U.S. stockholders, see “— Taxation of Non-U.S. Stockholders.”

A U.S. withholding tax at a 30% rate will be imposed on dividends, for taxable years beginning after December 31, 2013, and proceeds of sale in respect of our common stock, for taxable years beginning after December 31, 2016, received by certain non-U.S. stockholders if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect of such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

Taxation of Non-U.S. Stockholders

The term “non-U.S. stockholder” means a holder of our common stock that is not a U.S. stockholder or a partnership (or entity treated as a partnership for federal income tax purposes).  The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign stockholders are complex.  This section is only a summary of such rules.  We urge non-U.S. stockholders to consult their own tax advisors to determine the impact of federal, foreign, state, and local income tax laws on ownership of our stock, including any reporting requirements.

Distributions

A non-U.S. stockholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay the distribution out of our current or accumulated earnings and profits.  A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply unless an applicable tax treaty reduces or eliminates the tax.  However, if a distribution is treated as effectively connected with the non-U.S. stockholder’s conduct of a U.S. trade or business, the non-U.S. stockholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. stockholders are taxed on distributions and also may be subject to the 30% branch profits tax in the case of a corporate non-U.S. stockholder.  We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any ordinary dividend paid to a non-U.S. stockholder unless either:

•	a lower treaty rate applies and the non-U.S. stockholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us, or

•	the non-U.S. stockholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

However, reduced treaty rates are not available to the extent that the income allocated to the foreign stockholder is excess inclusion income.  Any excess inclusion income we generate generally will be allocated among our stockholders to the extent that it exceeds our REIT taxable income in a particular year.

A non-U.S. stockholder will not incur U.S. tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of the distribution does not exceed the adjusted basis of its common stock.  Instead, the excess portion of the distribution will reduce the adjusted basis of that common stock.  A non-U.S. stockholder will be subject to tax on a distribution that exceeds both out current and accumulated earnings and profits and the adjusted basis of the common stock, if the non-U.S. stockholder otherwise would be subject to tax on gain from the sale or disposition of its common stock, as described below.  Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend.  However, by filing a U.S. tax return, a non-U.S. stockholder may obtain a refund of amounts that we withhold of we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

Non-U.S. stockholders will be subject to U.S. withholding tax at a rate of 30% on dividends, for taxable years beginning after December 31, 2013, and proceeds of sale in respect of our common stock, for taxable years beginning after December 31, 2016, if certain disclosure requirements related to U.S. accounts or ownership are not satisfied. If payment of withholding taxes is required, non-U.S. stockholders that are otherwise eligible for an exemption from, or reduction of, U.S. withholding taxes with respect to such dividends and proceeds will be required to seek a refund from the IRS to obtain the benefit or such exemption or reduction. We will not pay any additional amounts in respect of any amounts withheld.

For any year in which we qualify as a REIT, a non-U.S. stockholder could incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws known as FIRPTA.  The term “U.S. real property interests”, or USRPIs, includes interests in real property and shares in corporations at least 50% of whose assets consist of interests in real property.  We do not expect to make significant distributions that are attributable to gain from our sale or exchange of USRPIs.  Moreover, any distributions with respect to our common stock that are attributable to our sale of real property will not be subject to FIRPTA, but instead will be treated as ordinary dividends as long as (i) our shares of common stock are “regularly traded” on an established securities market in the United States and (ii) the non-U.S. stockholder did not own more than 5% of our common stock at any time during the one-year period ending on the date of the distribution.  If, however, we were to make a distribution with respect to our common stock that is attributable to gain from our sale or exchange of USRPIs and a non-U.S. stockholder were subject to FIRPTA on that distribution, the non-U.S. stockholder would be taxed on the distribution as if such amount were effectively connected with a U.S. business of the non-U.S. Holder.  A non-U.S. stockholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. stockholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual.  A non-U.S. corporate stockholder not entitled to treaty relief or exemption also could be subject to the 30% branch profits tax on such a distribution.  We must withhold 35% of any distribution that we could designate as a capital gain dividend.  A non-U.S. stockholder would receive a credit against its U.S. federal income tax liability for any amount we withhold.

Dispositions

A non-U.S. stockholder should not incur a tax under FIRPTA on gains from the disposition of our common stock because we are not and do not expect to be a U.S. real property holding corporation (i.e., a corporation the fair market value of whose USRPIs equals or exceeds 50% of the fair market value of its stock.)  In addition, even if we were to become a U.S. real property holding corporation, a non-U.S. stockholder would not incur tax under FIRPTA with respect to gain realized upon a disposition of our common stock as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our outstanding stock.  Moreover, even if we are treated as a U.S. real property holding corporation, a non-U.S. stockholder that owned, actually or constructively, 5% or less of our common stock at all times during a specified testing period would not incur tax under FIRPTA on gain from the disposition of our common stock if our common stock is “regularly traded” on an established securities market.  However, a non-U.S. stockholder generally will incur tax on gain not subject to FIRPTA if:

•
the gain is effectively connected with the non-U.S. stockholder’s U.S. trade or business, in which case the non-U.S. stockholder will be subject to the same treatment as U.S. stockholders with respect to such gain, or

•
the non-U.S. stockholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. stockholder will incur a tax of 30% on his or her capital gains.

Legislative or Other Actions Affecting REITs
The present federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time.  The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department which may result in statutory changes as well as revisions to regulations and interpretations.  Additionally, several of the tax considerations described herein are currently under review and are subject to change.  Prospective stockholders are urged to consult with their own tax advisors regarding the effect of potential changes to the federal tax laws on an investment in our common stock.

State, Local and Foreign Taxes

We and/or our stockholders may be subject to taxation by various states, localities or foreign jurisdictions, including those in which we or a stockholder transacts business, owns property or resides. We may own properties located in numerous jurisdictions and may be required to file tax returns in some or all of those jurisdictions. The state, local and foreign tax treatment may differ from the federal income tax treatment described above. Consequently, you should consult your tax advisor regarding the effect of state, local and foreign income and other tax laws upon an investment in our common stock.

PLAN OF DISTRIBUTION

Except to the extent the Plan Administrator purchases shares of our common stock in open market transactions, we will sell directly to the Plan Administrator the common stock acquired under the Plan.  The shares, including shares acquired pursuant to request forms, may be resold in market transactions on any national securities exchange on which shares of our common stock trade or in privately negotiated transactions.  Our common stock currently is listed on The Nasdaq Capital Market under the symbol “NYMT.”

We may sell shares of our common stock through the Plan to persons who, in connection with the resale of the shares, may be considered underwriters.  In connection with these types of transactions, compliance with Regulation M under the Exchange Act would be required.  We will not give any person any rights or privileges other than those that the person would be entitled to as a participant under the Plan.  We will not enter into any agreement with any person regarding the person’s purchase, resale or distribution of shares.

Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends.  In connection with any purchase of shares of our common stock on the open market, you will pay your pro rata share of all brokerage commissions.  You also will have to pay any fees payable in connection with your voluntary sale of shares from your Plan account and/or withdrawal from the Plan.

CERTAIN LEGAL MATTERS

The legality of any securities offered by this prospectus will be passed upon for us by Venable LLP.

EXPERTS

The audited consolidated financial statements incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Exchange Act, and, in accordance with those requirements, we file reports, proxy statements and other information with the SEC.  Such reports, proxy statements and other information, as well as the registration statement and the exhibits and schedules thereto, can be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.  Copies of such materials may be obtained from the SEC at prescribed rates.  Information about the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website that contains reports, proxy statements and other information regarding registrants, including us, that file such information electronically with the SEC.  The address of the SEC’s website is www.sec.gov.  Our common stock is listed on The Nasdaq Capital Market and our corporate website is located at www.nymtrust.com.  Our internet website and the information contained therein or connected thereto do not constitute a part of this prospectus or any amendment or supplement thereto.

We have filed with the SEC a registration statement on Form S-3 under the Securities Act with respect to the securities offered by this prospectus.  This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement and its exhibits and schedules, certain parts of which are omitted in accordance with the SEC’s rules and regulations.  For further information about us and our common stock, we refer you to the registration statement and to such exhibits and schedules.  Statements contained in this prospectus concerning the provisions of any document filed as an exhibit to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each instance reference is made to the copy of such document so filed.  Each such statement is qualified in its entirety by such reference.

INCORPORATION BY REFERENCE OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus the information we file with the SEC, which means that we can disclose important business, financial and other information to you by referring you to other documents separately filed with the SEC. The information incorporated by reference is considered to be part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference the following documents or information filed with the SEC and any subsequent filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of the initial registration statement and prior to completion of the offering of the common stock described in this prospectus (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed on March 12, 2012, as amended by our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2011, filed on July 9, 2012;

•
our Quarterly Report on Form 10-Q for the quarter ended March 31, 2012, filed on May 4, 2012, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, filed on August 9, 2012, as amended by our Quarterly Report on Form 10-Q/A for the quarter ended June 30, 2012, filed on September 6, 2012, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2012, filed on November 9, 2012;

•
our Current Reports on Form 8-K filed on January 5, 2012, January 19, 2012 (with respect to Item 5.02 only), January 20, 2012, February 1, 2012, March 16, 2012, March 19, 2012, March 30, 2012 (with respect to Item 5.02 only), April 18, 2012 (with respect to Item 5.02 only), May 21, 2012, as amended by our Current Report on Form 8-K/A filed on May 22, 2012, May 24, 2012 (with respect to Item 8.01 only), May 31, 2012, June 11, 2012, June 15, 2012, July 11, 2012 (with respect to Item 8.01 only), July 17, 2012, August 21, 2012, August 29, 2012, September 18, 2012, October 2, 2012, October 9, 2012, November 28, 2012, December 14, 2012, December 20, 2012 and January 3, 2013;

•
the information specifically incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 from our Definitive Proxy Statement on Schedule 14A filed on April 4, 2012; and

•	the description of our capital stock in our Registration Statement on Form 8-A filed on June 3, 2008.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents.  You may request those documents from us by contacting: Corporate Secretary, New York Mortgage Trust, Inc., 52 Vanderbilt Avenue, Suite 403, New York, New York 10017, telephone: (212) 792-0107.

$20,000,000

Common Stock

offered to stockholders
solely in connection with the

Dividend Reinvestment Plan

PROSPECTUS

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.                      OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following sets forth the expenses in connection with the issuance and distribution of the securities being registered.  All such expenses will be borne by New York Mortgage Trust, Inc.  All amounts set forth below are estimates, except for the SEC registration fee.

Amount to be paid
SEC registration fee	$2,728
Printing expenses	2,500
Legal fees and expenses	20,500
Accountants’ fees and expenses	6,500
Miscellaneous (including listing and Plan Administrator fees)	4,772
Total	$37,000

ITEM 15.                      INDEMNIFICATION OF OFFICERS AND DIRECTORS

Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.  Our charter contains such a provision which eliminates directors’ and officers’ liability to the maximum extent permitted by Maryland law.

Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate us to indemnify any present or former director or officer or any individual who, while a director or officer of us and at the request of us, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee, from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a present or former director or officer of us and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.  Our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify any present or former director or officer or any individual who, while a director or officer of us and at the request of us, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise as a director, officer, partner or trustee and who is made a party to the proceeding by reason of his service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her status as a present or former director or officer of us and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.  The charter and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of us in any of the capacities described above and any employee or agent of us or a predecessor of us.

Maryland law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity.  Maryland law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.  However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses.  In addition, Maryland law permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

ITEM 16.                      EXHIBITS

Exhibit No.	Description

4.1(a)
Articles of Amendment and Restatement of New York Mortgage Trust, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-11 as filed with the Securities and Exchange Commission (Registration No. 333-111668), effective June 23, 2004).

4.1(b)	Articles of Amendment of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 4, 2007 (File No. 000-32216)).

4.1(c)	Articles of Amendment of the Registrant (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 4, 2007 (File No. 000-32216)).

4.1(d)	Articles of Amendment of the Registrant (incorporated by reference to Exhibit 3.1(d) to the Company’s Current Report on Form 8-K filed on May 16, 2008 (File No. 000-32216)).

4.1(e)	Articles of Amendment of the Registrant (incorporated by reference to Exhibit 3.1(e) to the Company’s Current Report on Form 8-K filed on May 16, 2008 (File No. 000-32216)).

4.1(f)	Articles of Amendment of the Registrant (incorporated by reference to Exhibit 3.1(f) to the Company’s Current Report on Form 8-K filed on June 15, 2009 (File No. 000-32216)).

4.1(g)	Certificate of Notice, dated May 4, 2012 (incorporated by reference to Exhibit 3.1(g) to the Company’s Quarterly Report on Form 10-Q filed on May 4, 2012 (File No. 000-32216)).

4.2	Bylaws of New York Mortgage Trust, Inc., as amended (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed on March 4, 2011 (File No. 000-32216)).

4.3
Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-11 as filed with the Securities and Exchange Commission (Registration No. 333-111668), effective June 23, 2004).

5.1	Opinion of Venable LLP as to the validity of the securities being registered by New York Mortgage Trust, Inc.*

8.1	Opinion of Hunton & Williams LLP as to certain U.S. federal tax matters.*

23.1	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP).*

23.2	Consent of Venable LLP (included in Exhibit 5.1).*

23.3	Consent of Hunton & William LLP (included in Exhibit 8.1).*

24.1	Power of Attorney (included on signature page).*

*	Filed herewith.

ITEM 17.                      UNDERTAKINGS

(a)	The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) under the Securities Act of 1933 that is part of this registration statement;

(2)
that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(1)
each prospectus filed by the registrant pursuant to Rule 424(b)(3) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(2)
each prospectus required to be filed by pursuant to Rule 424(b)(2), (b)(5) or (b)(7) under the Securities Act of 1933 as part of a registration statement in reliance on Rule 430B under the Securities Act of 1933 relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) under the Securities Act of 1933 for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B under the Securities Act of 1933, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supercede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(c)
The undersigned registrant hereby undertakes that, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(1)	any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 under the Securities Act of 1933;

(2)	any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(3)
the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or an behalf of the undersigned registrant; and

(4)	any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference into this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by final adjudication of such issue.

SIGNATURES AND POWER OF ATTORNEY

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York on January 14, 2013.

NEW YORK MORTGAGE TRUST, INC.

By:	/s/ Steven R. Mumma
Name:	Steven R. Mumma
Title:	Chief Executive Officer and President

KNOW BY ALL THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Steven R. Mumma, Nathan R. Reese, and Fredric S. Starker and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all instruments that such attorney may deem necessary or advisable under the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in connection with this registration statement on Form S-3 and any and all amendments thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

By:	/s/ Steven R. Mumma	By:	/s/ Fredric S. Starker
Name:	Steven R. Mumma	Name:	Fredric S. Starker
Title:	Chief Executive Officer, President and Director (Principal Executive Officer)	Title:	Chief Financial Officer (Principal Financial and Accounting Officer

Date: January 14, 2013		Date: January 14, 2013

By:	/s/ David R. Bock	By:	/s/ Alan L. Hainey
Name:	David R. Bock	Name:	Alan L. Hainey
Title:	Director	Title:	Director

Date: January 14, 2013		Date: January 14, 2013

By:	/s/ Steven G. Norcutt	By:	/s/ Douglas E. Neal
Name:	Steven G. Norcutt	Name:	Douglas E. Neal
Title:	Director	Title:	Chairman of the Board

Date: January 14, 2013		Date: January 14, 2013

INDEX TO EXHIBITS

Exhibit No.	Description

4.1(a)
Articles of Amendment and Restatement of New York Mortgage Trust, Inc. (incorporated by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-11 as filed with the Securities and Exchange Commission (Registration No. 333-111668), effective June 23, 2004).

4.1(b)	Articles of Amendment of the Registrant (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed on October 4, 2007 (File No. 000-32216)).

4.1(c)	Articles of Amendment of the Registrant (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed on October 4, 2007 (File No. 000-32216)).

4.1(d)	Articles of Amendment of the Registrant (incorporated by reference to Exhibit 3.1(d) to the Company’s Current Report on Form 8-K filed on May 16, 2008 (File No. 000-32216)).

4.1(e)	Articles of Amendment of the Registrant (incorporated by reference to Exhibit 3.1(e) to the Company’s Current Report on Form 8-K filed on May 16, 2008 (File No. 000-32216)).

4.1(f)	Articles of Amendment of the Registrant (incorporated by reference to Exhibit 3.1(f) to the Company’s Current Report on Form 8-K filed on June 15, 2009 (File No. 000-32216)).

4.1(g)	Certificate of Notice, dated May 4, 2012 (incorporated by reference to Exhibit 3.1(g) to the Company’s Quarterly Report on Form 10-Q filed on May 4, 2012 (File No. 000-32216)).

4.2	Bylaws of New York Mortgage Trust, Inc., as amended (incorporated by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K filed on March 4, 2011 (File No. 000-32216)).

4.3
Form of Common Stock Certificate (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-11 as filed with the Securities and Exchange Commission (Registration No. 333-111668), effective June 23, 2004).

5.1	Opinion of Venable LLP as to the validity of the securities being registered by New York Mortgage Trust, Inc.*

8.1	Opinion of Hunton & Williams LLP as to certain U.S. federal tax matters.*

23.1	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP).*

23.2	Consent of Venable LLP (included in Exhibit 5.1).*

23.3	Consent of Hunton & William LLP (included in Exhibit 8.1).*

24.1	Power of Attorney (included on signature page).*

*	Filed herewith.